As filed with the Securities and Exchange Commission on September 30, 2003
Registration No. 333-107365
Registration No. 333-107365-01

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 4 TO

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

R&G Financial Corporation	R&G Capital Trust III
(Exact Name of Co-Registrants as Specified in their Charters)

Puerto Rico	Delaware
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)
66-0532217	66-6024309
(IRS Employer Identification Number)	(IRS Employer Identification Number)
280 Jésus T. Piñero Avenue
San Juan, Puerto Rico 00918
(787) 758-2424
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrants’ Principal Executive Offices)

Joseph R. Sandoval

Executive Vice President and Chief Financial Officer
R&G Financial Corporation
280 Jésus T. Piñero Avenue
San Juan, Puerto Rico 00918
(787) 758-2424
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service for Co-Registrants)

Copies to:

Norman B. Antin, Esq.	Ignacio Alvarez, Esq.
Jeffrey D. Haas, Esq.	Eduardo J. Arias, Esq.
Patton Boggs LLP	Pietrantoni Mendez and Alvarez LLP
2550 M Street, NW	Banco Popular Center — Suite 1901
Washington D.C. 20037	San Juan, Puerto Rico 00918
(202) 457-6000	(787) 274-1212

     Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462 under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering Price	Aggregate	Registration
Securities to be Registered	to be Registered	Per Security	Offering Price(1)	Fee

Cumulative Monthly Income Trust Preferred Securities of R&G Capital Trust III	4,000,000	$25	$100,000,000	$8,090*

Junior Subordinated Debentures of R&G Financial Corporation	$100,000,000	100%	$100,000,000(2)	N/A

R&G Financial Corporation Guarantee with respect to the Preferred Securities(3)	N/A	N/A	N/A(4)	N/A

Total	—	100%	$100,000,000	$8,090*

*	The registration fee was previously paid.

(1)	Such amount represents the liquidation amount of R&G Capital Trust III Preferred Securities (the “Preferred Securities”) and the principal amount of Junior Subordinated Debentures that may be distributed to the holders of such Preferred Securities upon a liquidation of R&G Capital Trust III.

(2)	No separate consideration will be received for the Junior Subordinated Debentures of R&G Financial Corporation which may be distributed upon a liquidation of R&G Capital Trust III.

(3)	The guarantee provided by R&G Financial Corporation, together with R&G Financial Corporation’s obligations under the trust agreement, indenture and debenture provide a full and unconditional guarantee of payment, but not of collection, of distributions of the Preferred Securities.

(4)	No separate consideration will be received for the R&G Financial Corporation Guarantee.

     The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION SEPTEMBER 30, 2003

PRELIMINARY PROSPECTUS

4,000,000 Trust Preferred Securities

R&G Capital Trust III

            % Cumulative Monthly Income Trust Preferred Securities

(Liquidation Amount $25 Per Preferred Security)

Fully, irrevocably and unconditionally guaranteed

on a subordinated basis, as described in this prospectus, by

R&G Financial Corporation

     R&G Capital Trust III is offering 4,000,000 preferred securities at $25 per security. The preferred securities represent an indirect interest in our         % junior subordinated debentures. Our junior subordinated debentures have the same payment terms as the preferred securities and will be purchased by the trust using the proceeds received from its offering of the preferred securities. Our junior subordinated debentures will mature and be paid on                          , 2033 and the trust must redeem the preferred securities at such date.

     We have authorized the underwriters for the Puerto Rico Conservation Trust Fund secured notes to deliver a copy of this prospectus relating to the preferred securities offered hereby to purchasers of the secured notes of the Puerto Rico Conservation Trust Fund. This prospectus relates only to R&G Capital Trust III, R&G Financial Corporation and the preferred securities and does not relate to the Puerto Rico Conservation Trust Fund or the secured notes. You should only rely on this prospectus for a description of R&G Capital Trust III, R&G Financial Corporation and the preferred securities. Our responsibilities, liabilities and obligations are limited solely to the information contained or specifically incorporated by reference in this prospectus and to our obligations under the preferred securities.

       Investing in the preferred securities involves risks. See “Risk Factors” beginning on page 8.

	Per Preferred Security	Total

Public offering price	$	$
Placement agent’s commission	$	$
Proceeds to the trust	$	$

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The preferred securities are being offered ultimately to the purchasers of the secured notes of the Puerto Rico Conservation Trust Fund, which are being offered simultaneously by the Puerto Rico Conservation Trust Fund through a group of underwriters consisting of Popular Securities, Inc., R-G Investments Corporation, Santander Securities Corporation and UBS Financial Services Incorporated of Puerto Rico. As a result, each underwriter referred to below, for federal securities law purposes, is a statutory underwriter within the meaning of the Securities Act of 1933 with respect to sales of the preferred securities.

     The preferred securities are not savings accounts, deposits or obligations of any bank, and are not insured by the FDIC or any other governmental agency and are subject to investment risks, including possible loss of principal amount invested.

POPULAR SECURITIES	R-G INVESTMENTS CORPORATION

SANTANDER SECURITIES	UBS FINANCIAL SERVICES INCORPORATED
OF PUERTO RICO

                                , 2003

SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
ACCOUNTING AND REGULATORY TREATMENT
DESCRIPTION OF THE TRUST
DESCRIPTION OF THE PREFERRED SECURITIES
DESCRIPTION OF THE DEBENTURES
DESCRIPTION OF THE GUARANTEE
RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE DEBENTURES AND THE GUARANTEE
CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN GET MORE INFORMATION
SIGNATURES
EXHIBIT INDEX
EX-23.1 CONSENT OF PRICEWATERHOUSE COOPERS LLP

      Prospective investors may rely only on the information incorporated by reference or contained in this prospectus. Neither R&G Financial Corporation nor any underwriter or agent has authorized anyone to provide prospective investors with information different from that incorporated by reference or contained in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, the trust preferred securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is complete and accurate only as of the date set forth on the front cover, regardless of the time of delivery of this prospectus or any sale of these securities.

SUMMARY

      This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all the information the reader should consider. The reader should also read the more detailed information set out in this prospectus or incorporated by reference into this prospectus and under “Risk Factors” herein. The words “we,” “our,” “us” and “R&G Financial” refer to R&G Financial Corporation, unless we indicate otherwise.

R&G Financial Corporation

      We are a Puerto Rico chartered, financial holding company that operates R-G Premier Bank of Puerto Rico, or Premier Bank, a Puerto Rico commercial bank, and R-G Crown Bank, or R-G Crown, a federal savings bank. We also operate R&G Mortgage Corp, the second largest mortgage company in Puerto Rico, The Mortgage Store of Puerto Rico, Inc., and Continental Capital Corp., a mortgage banking company doing business in the continental United States. We also conduct an insurance agency business and offer broker dealer services through Home & Property Insurance Corp. and R-G Investments Corporation, respectively.

      In June 2002, we acquired R-G Crown, which operates in the Tampa — St. Petersburg — Clearwater and Orlando metropolitan areas through 15 full-service offices. According to the Metro Orlando Economic Development Commission, the Orlando market is one of the fastest growing markets in Florida, both generally and for Hispanics in particular (mainly Puerto Rican). Management believes that owning and operating R-G Crown is a cost effective way to access the Hispanic markets in the United States, while providing a strong platform for further expansion in Florida.

      We are currently in our 31st year of operations and we operate our business through our subsidiaries. We provide a full range of banking services, including commercial banking services, corporate real estate and business lending, residential construction lending, consumer lending and credit cards, offer a diversified range of deposit products and trust and investment services through our private banking department and our broker-dealer. We also provide a range of real estate secured lending activities, including the origination, servicing, purchase and sale of mortgages on single-family residences, the securitization and sale of various mortgage-backed and related securities and the holding and financing of mortgage loans and mortgage-backed and related securities for sale or investment and the purchase and sale of servicing rights associated with such mortgage loans.

      We were organized in 1972 as R&G Mortgage Corp. and completed our initial public offering in 1996, following our reorganization as a bank holding company. As of June 30, 2003, we had total assets of $7.3 billion, total deposits of $3.2 billion and stockholders’ equity of $700.7 million. At June 30, 2003, we operated 31 bank branches in Puerto Rico, 15 bank branches in the Orlando and Tampa/St. Petersburg, Florida markets, 43 mortgage offices in Puerto Rico, including 24 facilities located within branches of Premier Bank, and 6 mortgage and 6 commercial lending offices in the United States.

      We have generally sought to achieve long-term financial strength and profitability by increasing the amount and stability of our net interest income and non-interest income. We have sought to implement this strategy by:

•	emphasizing the growth of our mortgage banking activities, including the origination and sale of mortgage loans, and growing our loan servicing operation;

•	expanding our retail banking franchise in order to achieve increased market presence and to increase core deposits;

•	enhancing our net interest income by increasing our loans held for investment, particularly single-family residential loans, and investment securities;

•	developing new business relationships through an increased emphasis on commercial real estate and commercial business lending;

•	diversifying our retail products and services, including specifically credit card lending;

•	meeting the financial needs of our customers through, among other things, the offering of trust and investment services and insurance products;

•	expanding our operations in the continental United States; and,

•	emphasizing controlled growth, while pursuing a variety of acquisition opportunities when appropriate.

      Our Class B Common Stock is traded on the New York Stock Exchange under the symbol “RGF.” Our principal executive offices are located at 280 Jésus T. Piñero Avenue, San Juan, Puerto Rico 00918 and our telephone number is (787) 758-2424.

R&G Capital Trust III

      R&G Capital Trust III, referred to as the trust or Trust III, is a statutory trust created under Delaware law. We created the trust to offer the preferred securities and to purchase the junior subordinated debentures. The trust has a term of 30 years, but may be dissolved earlier as provided in the trust agreement. Upon issuance of the preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the trust. We will own all of the common securities of the trust.

      In April 2002, our wholly-owned subsidiary, R&G Acquisition Holdings Corporation, a Florida corporation, or RAC, issued $25 million of floating cumulative trust preferred securities of R&G Capital Trust I, or Trust I, which are mandatorily redeemable in April 2032 upon maturity of the junior subordinated debentures issued by RAC, discussed below. Trust I invested the proceeds of the sale of these securities in $25.77 million of floating junior subordinated debentures issued by RAC. The trust preferred securities of Trust I can be redeemed in whole or in part on or after April 2007 at a redemption price equal to $25 per security plus accumulated but unpaid distributions to the date of the redemption and may be redeemed at any time under certain specifically defined circumstances that would result in adverse regulatory, tax or legal consequences to RAC or Trust I. We have guaranteed certain obligations of RAC to Trust I related to the payment of interest by RAC on the trust preferred securities and the eventual redemption of the trust preferred securities at maturity.

      In December 2002, RAC issued $10 million of floating cumulative trust preferred securities of R&G Capital Trust II, or Trust II, which are mandatorily redeemable in December 2032 upon maturity of the junior subordinated debentures issued by RAC, discussed below. Trust II invested the proceeds of the sale of these securities in $10.3 million of floating junior subordinated debentures issued by RAC. The trust preferred securities of Trust II can be redeemed in whole or in part on or after December 2007 at a redemption price equal to $25 per security plus accumulated but unpaid distributions to the date of the redemption and may be redeemed at any time under certain specifically defined circumstances that would result in adverse regulatory, tax or legal consequences to RAC or Trust II.

      In August 2003, RAC issued $15 million of floating cumulative trust preferred securities of R&G Capital Trust IV, or Trust IV, which are mandatorily redeemable in September 2033 upon maturity of the junior subordinated debentures issued by RAC, discussed below. Trust IV invested the proceeds of the sale of these securities in $15.46 million of floating junior subordinated debentures issued by RAC. The trust preferred securities of Trust IV can be redeemed in whole or in part on or after September 2008 at a redemption price equal to $25 per security plus accumulated but unpaid distributions to the date of the redemption and may be redeemed at any time under certain specifically defined circumstances that would result in adverse regulatory, tax or legal consequences to RAC or Trust IV.

      The trust’s principal offices are located at c/o R&G Financial Corporation, 280 Jésus T. Piñero Avenue, San Juan, Puerto Rico 00918, telephone number (787) 758-2424.

The Offering

The issuer	R&G Capital Trust III

Securities being offered	4,000,000 preferred securities, which represent preferred undivided beneficial interests in the assets of the trust. Those assets will consist solely of the junior subordinated debentures and payments received on the junior subordinated debentures.

Offering price	$25 per preferred security.

When distributions will be paid to the holders	The holders of the preferred securities will be entitled to receive cumulative cash distributions at an annual rate of % of the liquidation amount, which is $25.00 per preferred security. Distributions will accumulate from the date the trust issues the preferred securities and are to be paid monthly in arrears on the twenty sixth day of each month, beginning , 2003. The record date for distributions on the preferred securities will be the fifteenth day of the month in which the distribution date occurs. We may defer the payment of cash distributions, as described below.

When the preferred securities must be redeemed	The junior subordinated debentures will mature and the preferred securities must be redeemed on , 2033.

Redemption of the preferred securities before , 2033 is possible	The trust must redeem the preferred securities when the junior subordinated debentures are paid at maturity or upon any earlier redemption of the junior subordinated debentures. All the junior subordinated debentures may be redeemed at 100% of the principal amount outstanding, plus accrued and unpaid interest, if there is a Tax Event (as defined herein), an Investment Company Event (as defined herein) or a Capital Treatment Event (as defined herein).

Other than in connection with a Tax Event, Investment Company Event or Capital Treatment Event, we have the option to redeem the junior subordinated debentures (in which case, the trust must also redeem the preferred securities) at any time on or after , 2008 at 105% of the principal amount, declining 1% per year thereafter to 100% of the principal amount outstanding. We will not redeem the junior subordinated debentures prior to , 2033 unless we have received the prior approval of the Board of Governors of the Federal Reserve System, or the Federal Reserve.

Although it is unlikely to happen, we may also redeem junior subordinated debentures at any time, and from time to time, in an amount equal to the liquidation amount of any preferred securities we may purchase from the holders, plus a proportionate amount of common securities, but only in exchange for a like amount of the preferred securities and common securities then owned by us.

We have the option to extend the interest payment period	The trust will rely solely on payments made by us under the junior subordinated debentures to pay distributions on the preferred securities. As long as we are not in default under the indenture relating to the junior subordinated debentures, we may, at one or more times, defer interest payments on the junior subordinated debentures for up to 60 consecutive months, but not beyond , 2033.

If we defer interest payments on the junior subordinated debentures:

• the trust will also defer distributions on the preferred securities;

• the distributions the holders are entitled to will accumulate; and

• these accumulated distributions will earn interest at an annual rate of %, compounded monthly, until paid.

If we exercise our right to defer payments of interest on the junior subordinated debentures, the holders of the trust’s preferred securities may be required to accrue income (as original issue discount) on the deferred stated interest allocable to the preferred securities for federal income tax purposes, even though such interest will not be distributed to such holders.

At the end of any deferral period, we will pay to the trust all accrued and unpaid interest under the junior subordinated debentures. The trust will then pay all accumulated and unpaid distributions to the holders.

Our full and unconditional guarantee of payment	Our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee by us on a subordinated basis, of the obligations of the trust under the preferred securities. We have entered into a guarantee agreement whereby we have guaranteed that the trust will use its assets to pay the distributions on the preferred securities and the liquidation amount upon liquidation of the trust. However, the guarantee does not apply when the trust does not have sufficient funds to make the payments. If we do not make payments on the junior subordinated debentures, the trust will not have sufficient funds to make payments on the preferred securities and the holder will not receive its dividends. In this event, the holders’ remedy is to institute a legal proceeding directly against us for enforcement of payments under the junior subordinated debentures.

We may distribute the junior subordinated debentures directly to the holders	We may, under certain circumstances, dissolve the trust and distribute the junior subordinated debentures to the holders, subject to the prior approval of the Federal Reserve, if required.

How the securities will rank in right of payment	Our obligations under the preferred securities, junior subordinated debentures and guarantee are unsecured and will rank as follows with regard to right of payment:

• our obligations under the junior subordinated debentures will rank senior to the four series of Preferred Stock we have issued and outstanding, which are shown under “Capitalization” below, as well as to any preferred stock we may issue in the future;

• the preferred securities will rank equally with the common securities of the trust. The trust will pay distributions on the preferred securities and the common securities pro rata. However, if we default with respect to the junior subordinated debentures, then no distributions on the common securities of the trust or our common stock will be paid until all accumulated and unpaid distributions on the preferred securities have been paid;

• our obligations under the junior subordinated debentures and the guarantee are unsecured and generally will rank junior in priority to our existing and future senior and subordinated indebtedness. At June 30, 2003, we had senior indebtedness outstanding of $3.1 billion. Our obligations under the junior subordinated debentures will rank equal to other junior subordinated debentures issued by us to similar trusts, including the junior subordinated debentures previously sold to Trust I, Trust II and Trust IV.

• because we are a holding company, the junior subordinated debentures and the guarantee will effectively be subordinated to all depositors’ claims, as well as existing and future liabilities of our subsidiaries.

Voting rights of the preferred securities	Except in limited circumstances, the holders of the preferred securities will have no voting rights.

How the proceeds of this offering will be used	The trust will invest all of the proceeds from the sale of the preferred securities in the junior subordinated debentures. We estimate that the net proceeds to us from the sale of the junior subordinated debentures to the trust, after deducting offering expenses and placement fees, will be approximately $ million. We are conducting the offering to take advantage of present market rates of interest available for financings of this type in order to support our ongoing and future anticipated growth. We expect to contribute the proceeds to one or more of our subsidiaries to bolster their capital for such future expansion.

The rights of the holder of CT Notes against us	The preferred securities will be used as collateral for a simultaneous offering by the Puerto Rico Conservation Trust Fund of its secured notes (the “CT Notes”), as described in the offering circular dated , 2003 to which this prospectus is attached. Under the trust agreement for the CT Notes, the Puerto Rico Conservation Trust Fund and the trustee for the CT Notes have assigned to the holders of the CT Notes their rights against Trust III and R&G Financial Corporation and the underwriters of the CT Notes under the U.S. federal and applicable state securities laws with respect to the preferred securities. Accordingly, purchasers of the CT Notes may proceed directly against Trust III and R&G Financial Corporation and the underwriters of the CT Notes to enforce those rights without first proceeding against the Puerto

Rico Conservation Trust Fund, the trustee for the CT Notes or any other entity. We and the underwriters of the CT Notes have acknowledged the existence of such assignment and agreed not to contest its enforceability.

Trustee and Paying Agent	Wilmington Trust Company, Wilmington, Delaware.

      Before purchasing the preferred securities, holders should refer to “Risk Factors.”

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The reader should read the summary consolidated financial information presented below, together with our Consolidated Financial Statements and notes which are incorporated by reference into this prospectus. Historical results are not necessarily indicative of future results and results for the six-month period ended June 30, 2003 are unaudited and are not necessarily indicative of our expected results for the full year ending December 31, 2003.

	Six Months Ended June 30,				Year Ended December 31,

	2003		2002		2002		2001		2000		1999		1998

	(unaudited)

	(Dollars in Thousands, Except Per Share Data)
Balance Sheet Data:
Total assets	$7,256,132		$5,874,153		$6,277,246		$4,664,394		$3,539,444		$2,911,993		$2,044,782
Stockholders’ equity	700,732		571,364		662,218		459,121		308,836		269,535		221,162
Common stockholders’ equity per share(1)	14.33		11.42		13.21		10.07		8.16		6.79		5.99
Income Statement Data:
Net Income (income before cumulative effect from change in accounting principle in 2001, net of taxes)	60,591		44,152		96,342		66,294		43,633		41,335		34,034
Net income available to common stockholders	52,649		37,139		81,387		56,051		37,995		37,581		32,800
Diluted earnings per common share (before cumulative effect of change in accounting principle in 2001)(1)	1.54		1.17		2.49		1.85		1.30		1.28		1.12
Operating Data:
Loan production	2,113,077		1,310,963		2,942,684		2,473,168		1,729,373		1,977,322		1,426,069
Loan servicing portfolio	11,318,506		10,852,536		10,991,944		7,224,571		6,634,059		6,177,511		4,827,798
Performance Ratios(2):
Return on average assets	1.78%		1.78%		1.76%		1.63%		1.34%		1.72%		1.95%
Return on average common equity	22.48		22.40		21.77		20.77		18.00		20.23		21.32
Net interest margin(3)	2.76		2.96		2.98		2.59		2.16		2.60		2.72
Asset Quality Ratios(4):
Non-performing assets to total assets at end of period	1.49		1.60		1.50		1.78		2.96		2.26		2.41
Non-performing loans to total loans at end of period	2.50		2.95		2.71		3.79		5.52		3.66		4.08
Allowance for loan losses to total loans at end of period	0.98		1.09		1.13		0.91		0.67		0.55		0.74
Allowance for loan losses to total non-performing loans at end of period	39.19		36.89		41.79		24.05		12.21		15.11		17.92
Net charge-offs to average loans outstanding	0.43		0.61		0.41		0.32		0.17		0.25		0.55
Earnings to fixed charges(5):
Including interest on deposits	1.70	x	1.55	x	1.56	x	1.42	x	1.29	x	1.45	x	1.53	x
Excluding interest on deposits	2.24	x	2.03	x	2.03	x	1.81	x	1.54	x	1.86	x	2.00	x

(1)	Per share information presented takes into consideration a 2 for 1 stock split paid in June 1998.

(2)	The return on average assets ratio is computed by dividing net income by average total assets for the period. The return on average common equity ratio is computed by dividing net income less preferred stock dividends by average common stockholders’ equity for the period. With the exception of end of period ratios, all ratios for mortgage subsidiaries are based on the average of month end balances while all ratios for banking subsidiaries are based on average daily balances.

(3)	Net interest margin represents net interest income as a percent of average interest earning assets.

(4)	Non-performing loans consist of our non-accrual loans and non-performing assets consist of our non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

(5)	For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle in 2001, plus fixed charges. Fixed charges represent total interest expense (including interest expense on securities sold under agreements to repurchase, FHLB advances, trust preferred securities, and notes payable), dividend payments on our outstanding preferred stock and a reasonable approximation of the interest component of rental expense, and is presented both including and excluding interest on deposits.

RISK FACTORS

      An investment in our preferred securities involves a number of risks. In evaluating an investment in the trust, a reader should consider all of the information contained in this prospectus, including the following factors.

      Because the trust will rely on the payments it receives on the junior subordinated debentures to fund all payments on the preferred securities, and because the trust may distribute the junior subordinated debentures in exchange for the preferred securities, the holders of the preferred securities will be making an investment decision that relates to the junior subordinated debentures being issued by us as well as the preferred securities.

Risks Relating to an Investment in the Preferred Securities

Recent accounting changes may entitle R&G Financial to redeem the junior subordinated debentures, which would result in a mandatory redemption of the preferred securities and a loss of potential interest income to holders.

      Historically, issuer trusts, such as Trust III, have been consolidated by their parent companies for accounting purposes. In addition, bank holding companies have been permitted to treat the trust preferred securities as Tier 1 capital under Federal Reserve rules and regulations relating to minority interests in equity accounts of consolidated subsidiaries. We have previously consolidated our issuer trusts for regulatory capital purposes, and such issuer trust’s outstanding trust preferred securities have been treated as Tier 1 capital by us.

      In January 2003, the Financial Accounting Standards Board, or FASB, issued an accounting interpretation that may not allow issuer trusts to continue to be consolidated. The accounting profession continues to debate the issue as of the date of this prospectus. See “Accounting and Regulatory Treatment.” If issuer trusts are no longer consolidated, the trust preferred securities issued by issuer trusts would not be considered a minority interest in equity accounts of a consolidated subsidiary and may not be accorded Tier 1 capital treatment by the Federal Reserve. The Federal Reserve, in reacting to the issuance of this FASB interpretation, has indicated that qualifying trust preferred securities will continue to be treated as Tier 1 capital until notice to the contrary is given. If Tier 1 capital treatment were to be disallowed in the future, we would be able to redeem the junior subordinated debentures, thereby causing a mandatory redemption of capital securities pursuant to the special “capital treatment event” redemption described under “Description of the Preferred Securities — Redemption or Exchange — Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event.” Under such circumstances, no additional cash distributions would be paid on the trust preferred securities after they were redeemed and holders would lose whatever future potential income they may have expected to receive as a holder of the trust preferred securities.

If we do not make interest payments under the junior subordinated debentures, the trust will be unable to pay distributions and liquidation amounts and holders will not receive dividends.

      The trust will depend solely on our payments on the junior subordinated debentures to pay amounts due to the holders on the preferred securities. If we default on our obligation to pay the principal or interest on the junior subordinated debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount on the preferred securities and holders will not receive your dividends. In that case, the holders will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the preferred securities. Instead, the holders or the property trustee will have to institute a direct action against us to enforce the property trustee’s rights under the indenture relating to the junior subordinated debentures.

Our ability to make interest payments on the junior subordinated debentures to the trust may be restricted so we cannot assure holders that they will receive dividends.

      We are a holding company and substantially all of our assets are held by our subsidiaries. Our ability to make payments on the junior subordinated debentures when due will depend primarily on our available cash resources and dividends from our subsidiaries. Dividend payments or extensions of credit from Premier Bank and R-G Crown, collectively referred to as our banking subsidiaries, are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over our banking subsidiaries. The ability of our banking subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements. We cannot assure the holders that our subsidiaries will be able to pay dividends in the future.

      We could also be precluded from making interest payments on the junior subordinated debentures by our regulators if in the future they were to perceive deficiencies in our liquidity or regulatory capital levels. If this were to occur, we may be required to obtain the consent of our regulators prior to paying dividends on our common stock or interest on the junior subordinated debentures. If consent became required and our regulators were to withhold their consent, we would likely exercise our right to defer interest payments on the junior subordinated debentures, and the trust would not have funds available to make distributions on the preferred securities during such period.

The junior subordinated debentures and the guarantee rank lower than most of our other indebtedness so if we were to experience financial difficulties, we are required to satisfy our senior obligations before we may pay dividends to holders.

      Our obligations under the junior subordinated debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and subordinated indebtedness. At June 30, 2003, we had senior indebtedness outstanding of $3.1 billion, comprised of securities sold under agreements to repurchase, FHLB advances and notes payable. Our obligations under the junior subordinated debentures will rank equal to other junior subordinated debentures issued by us to similar trusts, including the junior subordinated debentures previously sold to Trust I, Trust II and Trust IV. Except in certain circumstances, our ability to incur additional indebtedness is not limited.

If we were to liquidate, the creditors of our subsidiaries would have priority in payment of claims, making it less likely that holders of preferred securities would receive payments.

      Because we are a holding company, the creditors of our subsidiaries, including depositors, will have priority over the holders in any distribution of our subsidiaries’ assets in liquidation, reorganization or otherwise. Accordingly, the junior subordinated debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and the holders should look only to our assets for payments on the preferred securities and the junior subordinated debentures.

We have the option to defer interest payments on the junior subordinated debentures for substantial periods.

      We may, at one or more times, defer interest payments on the junior subordinated debentures for up to 60 consecutive months. If we defer interest payments on the junior subordinated debentures, the trust will defer distributions on the preferred securities during any deferral period. In the event that we exercise our right to defer interest payments on the junior subordinated debentures, we will be prohibited from paying dividends on our common stock and preferred stock during the deferral period. We do not currently intend to exercise our right to defer interest payments on the junior subordinated debentures. However, if we exercise our right in the future, the market price of the preferred securities would likely be adversely affected.

If we defer interest payments on the junior subordinated debentures, a holder of preferred securities may be required to pay income taxes on the deferred dividends even though no dividends will be received.

      If we exercise our right to defer payments of interest on the junior subordinated debentures, a holder of preferred securities may be required to accrue income (as original issue discount) in respect of the deferred stated interest allocable to the preferred securities for federal income tax purposes, even though such interest will not be distributed. If a holder disposes of the preferred securities between the record date for payments on the preferred securities, the holder may also have adverse tax consequences. See “Federal Income Tax Consequences.”

The indenture and the trust agreement do not protect your investment in any meaningful manner.

      We are not required to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity by the indenture or trust agreement. Therefore, if we were to experience significant adverse changes in our financial condition or results of operations, holders would not be protected. Neither the indenture nor the trust agreement limits our ability or the ability of any of our subsidiaries to incur other additional indebtedness that is senior in right of payment to the junior subordinated debentures. Therefore, the holders should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the junior subordinated debentures or the guarantee.

We may redeem the junior subordinated debentures before                                                   , 2033 and thus holders should not assume that the preferred securities will be outstanding for the entire thirty year term.

      Subject to the approval of the Federal Reserve, under the following circumstances we may redeem the junior subordinated debentures before their stated maturity:

•	In whole or in part, at any time on or after , 2008 at 105% of the principal amount of the junior subordinated debentures, declining 1% per year thereafter to 100% of the principal amount outstanding at or after , 2013;

•	In whole, but not in part, within 180 days after certain specified occurrences at any time during the life of the trust. These occurrences may include adverse tax, investment company or bank regulatory developments; or

•	At any time, and from time to time, to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold.

      The holders should assume that an early redemption may be attractive to us if we are able to obtain capital at a lower cost than we must pay on the junior subordinated debentures or if it is otherwise in our interest to redeem the junior subordinated debentures. If the junior subordinated debentures are redeemed, the trust must redeem the preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated debentures redeemed, and the holders may be required to reinvest their principal at a time when the holders may not be able to earn a return that is as high as they were earning on the preferred securities.

We can distribute the junior subordinated debentures to the holders so the holders’ investment decision with regard to the preferred securities will also be an investment decision with regard to the junior subordinated debentures.

      The trust may be dissolved at any time before maturity of the junior subordinated debentures on                           , 2033. As a result, and subject to the terms of the trust agreement, the trustees may distribute the junior subordinated debentures to the holders. Because the holders may receive junior subordinated debentures, the holders’ investment decision with regard to the preferred securities will also be an investment decision with regard to the junior subordinated debentures which could be distributed in connection with a dissolution of the trust.

Holders may only enforce their rights against us directly if there is an event of default under the indenture and the property trustee fails to enforce your rights.

      The holders may not be able to directly enforce their rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, the holders must rely on the enforcement by the property trustee of its rights as holder of the junior subordinated debentures against us. The amended declaration of trust provides that the holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders of a majority in liquidation amount of the preferred securities to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee’s rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the junior subordinated debentures, or if we default under the guarantee, the holders may proceed directly against us. The holders will not be able to exercise directly any other remedies available to the holders of the junior subordinated debentures unless the property trustee fails to do so.

The holders of the preferred securities have limited voting rights.

      The holders of the preferred securities have limited voting rights. The holders’ voting rights pertain primarily to amendments to the trust agreement. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the preferred securities may replace the property trustee and the Delaware trustee.

The preferred securities may be assessable so the holders could have additional monetary obligations under Delaware law.

      The preferred securities may be assessable in that the holders will be responsible for any tax or governmental charge that may be imposed in connection with a transfer or exchange of the preferred securities. In addition, if the holders of the preferred securities specifically request the property trustee to take certain action, the property trustee may, before taking such action, ask for indemnity from the holders of the preferred securities. Accordingly, the holders of the preferred securities may have additional monetary obligations under Delaware law.

Risks Relating to R&G Financial

Increases in interest rates reduce demand for new mortgage loan originations and refinancings.

      Higher interest rates increase the cost of mortgage loans to consumers and reduce demand for mortgage loans, which negatively impacts our profits. Based on our historical experience, we expect a decrease in demand for our mortgage loans as interest rates increase. Reduced demand for mortgage loans results in reduced loan originations, lower mortgage origination income and lower gain on sale of loans. Demand for refinancings is particularly sensitive to increases in interest rates.

Increases in interest rates reduce net interest income.

      Increases in short-term interest rates reduce net interest income, which is an important part of our earnings. Net interest income is the difference between the interest we receive on our earning assets and the interest paid on our borrowings. Most of our assets, like our mortgage loans and mortgage-backed-securities, are long-term assets. In contrast, a large portion of our borrowings are short-term. When interest rates rise, we must pay more in interest on our borrowings while interest earned on our assets does not rise as quickly, which causes profits to decrease.

Increases in interest rates may reduce or eliminate gain on sale of mortgage loans.

      If long-term interest rates increase between the time we commit to or establish an interest rate on a mortgage loan and the time we sell the loan, we may realize a reduced gain or a loss on such sale.

Increases in interest rates may reduce the value of mortgage loans and securities holdings.

      Increases in interest rates may reduce the value of our financial assets and have an adverse impact on our earnings and financial condition. We own a substantial portfolio of mortgage loans and mortgage-backed securities, which have both fixed and adjustable interest rates. The market value of an obligation with a fixed interest rate generally decreases when prevailing interest rates rise, which may have an adverse effect on our earnings and financial condition. In addition, the market value of an obligation with an adjustable interest rate can be adversely affected when interest rates increase due to a lag in the implementation of repricing terms as well as due to caps, which may limit the amount of increase in the obligation’s interest rate.

Decreases in interest rates may adversely affect the value of our servicing asset.

      Decreases in interest rates lead to increases in the prepayment of mortgages by borrowers, which may reduce the value of our servicing asset. The servicing asset is the estimated present value of the fees we expect to receive on the mortgages we service over their expected term. If prepayments increase above expected levels, the value of the servicing asset decreases because the amount of future fees expected to be received by us decreases. We may be required to recognize this decrease in value by taking a charge against our earnings, which would cause our profits to decrease. We have experienced an increase in prepayments of mortgages as interest rates have decreased dramatically during the past two years, which has impacted the value of our servicing asset. Accordingly, we recognized impairment charges on our servicing portfolio of $21.0 million and $27.5 million for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively. We believe, based on historical experience, that the amount of prepayments and related impairment charges should decrease as interest rates increase.

We are subject to default and recourse risk in connection with our loan originations.

      From the time that we fund the mortgage loans we originate for third parties to the time we sell them, we are generally at risk for any mortgage loan defaults. Once we sell the mortgage loan, the risk of loss from mortgage loan defaults and foreclosures passes to the purchaser or insurer of the mortgage loans. However, in the ordinary course of business, we make representations and warranties to the purchasers and insurers of mortgage loans. If a borrower defaults on a mortgage loan and there has been a breach of any of these representations or warranties, we may become liable for the unpaid principal and interest on the defaulted mortgage loan and may be required to repurchase the mortgage loan and bear any subsequent loss on the mortgage loan. In addition, with respect to the non-conventional mortgage loans originated by us, which are subsequently securitized and sold, from time to time, we provide recourse in the event of mortgage loan defaults and/or foreclosures or certain documentation deficiencies. At June 30, 2003, there were $952.9 million of loans subject to such recourse provisions.

We are subject to default risk in connection with loan originations of our banking subsidiaries.

      Both Premier Bank and R-G Crown are subject to the risk of loss from mortgage loan defaults and foreclosures with respect to the loans originated for their respective portfolios. Notwithstanding the care with which loans are originated, industry experience indicates that a portion of a bank’s loans will become delinquent and a portion of the loans will require partial or entire charge-off. Regardless of the underwriting criteria utilized by Premier Bank and R-G Crown, losses may be experienced as a result of various factors beyond each bank’s control, including, among others, changes in market conditions affecting the value of collateral and problems affecting the credit of the borrower. Due to the concentration of Premier Bank and R-G Crown’s loans in Puerto Rico and Florida, respectively, adverse economic conditions in Puerto Rico and Florida could result in a decrease in the value of either bank’s loan portfolio and underlying collateral. Although loan delinquencies have historically been higher in Puerto Rico than in the continental United States, loan charge-offs have historically been lower than in the continental United States.

      Each of Premier Bank and R-G Crown has established provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate by management based upon an assessment of prior loss experience, the volume and type of lending being conducted, industry standards, past due loans, general economic conditions in their market area and other factors related to the collectibility of the loan portfolio. Although each bank’s management utilizes its best judgment in providing for loan losses, there can be no assurance that either bank will not have to increase its provisions for loan losses in the future as a result of future increases in non-performing loans or for other reasons beyond the control of either bank. Any such increases in either bank’s provisions for loan losses or any loan losses in excess of its provisions with respect thereto could have a negative impact on our future financial condition and/or results of operations.

Our exposure to larger credit risk will increase as a consequence of the increase in construction and commercial lending activities.

      Premier Bank has increased its emphasis on residential construction, commercial real estate and commercial business lending, which is likely to increase overall credit risk. We intend to continue this business plan with R-G Crown in Florida. Banks generally charge higher interest rates on commercial and residential construction loans than on residential mortgage loans, because larger loan losses are expected in this business line. Generally, commercial and construction loans are considered to be riskier than residential mortgage loans because they have larger balances to a single borrower or group of related borrowers. In addition, the borrower’s ability to repay a commercial and a construction loan depends, in the case of a commercial loan, on the successful operation of the business or the property securing the loan and, in the case of a construction loan, on the successful completion and sale or operation of the project. If Premier Bank or R-G Crown experienced loan losses that are higher than its allowance for loan losses, our profits and financial condition would be adversely affected.

We are subject to risks in servicing loans for others.

      We are also affected by mortgage loan delinquencies and defaults on mortgage loans that we service for third parties. Under certain types of servicing contracts, the servicer must forward all or part of the scheduled payments to the owner of the mortgage loan, even when mortgage loan payments are delinquent. Also, to protect their liens on mortgaged properties, owners of mortgage loans usually require the servicer to advance mortgage and hazard insurance and tax payments on schedule even though sufficient escrow funds may not be available. The servicer will generally recover its advances from the mortgage owner or from liquidation proceeds when the mortgage loan is foreclosed. However, in the interim, the servicer must absorb the cost of funds advanced during the time the advance is outstanding. Further, the servicer must bear the increased costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a default is not cured, the mortgage loan will be repaid as a result of foreclosure proceedings. As a consequence, we are required to forego servicing income from the time such loan becomes delinquent, and into the future.

Our business has historically been concentrated in Puerto Rico, and adverse conditions in Puerto Rico could negatively impact our operations.

      Our business activities and credit exposure have historically been concentrated with customers in Puerto Rico. Accordingly, our financial condition and results of operations have been dependent to a significant extent upon the economic conditions prevailing in Puerto Rico, including the effect of such economic conditions on real estate values. Any significant adverse economic developments in Puerto Rico, and, in particular, any decline in real estate values, could result in a downturn in loan originations, an increase in the level of nonperforming assets and a reduction in the value of our loans, real estate owned and mortgage servicing portfolio. While the acquisition of R-G Crown has facilitated a diversification of overall lending concentration, R-G Crown is subject to similar concentration risks in the Florida markets in which it operates.

Our origination business could be adversely affected if it cannot maintain access to stable funding sources.

      Our business requires continuous access to various funding sources. While Premier Bank and R-G Crown are able to fund their operations through deposits as well as through longer-term borrowings from the Federal Home Loan Bank, and other alternative sources, the business of R&G Mortgage has been significantly dependent upon short-term borrowings under warehousing lines. Certain of these warehousing lines of credit require the maintenance of minimum levels of net worth and debt service and limit the amount of indebtedness and dividends that may be declared.

      While we expect to have continued access to credit from the foregoing sources of funds, there can be no assurance that such financing sources will continue to be available or will be available on favorable terms. In the event that the warehousing lines of credit of our subsidiaries were reduced or eliminated and we were not able to replace such lines on a cost-effective basis, we would be forced to curtail or cease our mortgage origination business, which would have a material adverse effect on our operations and financial condition. Although our subsidiaries could also potentially access borrowings from its banks, any such borrowings would be subject to and limited by certain regulatory restrictions which apply to transactions between banks and its affiliates, including certain of our subsidiaries.

Our loan portfolio has significantly increased in recent years and many of our commercial real estate and commercial construction loans are relatively unseasoned, and defaults on such loans could adversely affect our financial condition and results of operations.

      Our total loan portfolio has grown significantly in recent years, from $1.6 billion at December 31, 2000 to $3.3 billion at June 30, 2003. While over fifty percent of our loan portfolio continues to be secured by residential properties, an increasing amount of our loan portfolio is comprised of commercial real estate loans and commercial construction and land acquisition loans.

      At June 30, 2003, our commercial real estate loans amounted to $724.6 million, or 20.7% of our total loan portfolio, while our construction portfolio amounted to $489.5 million or 14.0% of our loan portfolio. Because such loans are relatively unseasoned, many of the loans may be too new to demonstrate problems. While we attempt to mitigate these risks in commercial real estate lending through stringent underwriting criteria and in the case of construction loans, by limiting originations to primarily residential properties, no assurance can be made that an increase in delinquencies and defaults will not occur. Defaults on these loans could negatively effect our financial condition and results of operations.

If we were to lose the services of our key individuals, our business would suffer.

      Our success has been largely dependent on Víctor J. Galán, Chairman of the Board and Chief Executive Officer, and Ramon Prats, Vice Chairman of the Board and President. Our future success will also depend, to a great extent, upon the services of Mr. Galán and Mr. Prats. We believe that the prolonged unavailability or the unexpected loss of the services of Mr. Galán and/or Mr. Prats could have a material adverse effect upon us, as attracting suitable replacements may involve significant time and/or expense.

Changes in statutes and regulations could adversely affect us.

      R&G Financial, as a Puerto Rico chartered financial holding company, and its various subsidiaries, are each subject to federal and local governmental supervision and regulation. There are laws and regulations which restrict transactions between us and our various subsidiaries. Any change in such regulations, whether by applicable regulators or as a result of legislation subsequently enacted by the Congress of the United States or the applicable local legislatures, could have a substantial impact on our operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      We make certain forward-looking statements in this prospectus and in the information incorporated by reference herein that are based upon our current expectations and projections about current events. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. The reader can identify these statements from our use of the words “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect” and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and growth strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

      These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these risks, assumptions and uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results.

USE OF PROCEEDS

      The trust will invest all of the proceeds from the sale of the preferred securities in the junior subordinated debentures. We anticipate that the net proceeds from the sale of the junior subordinated debentures, after deduction of offering expenses and placement fees, will be approximately $      million.

      We are conducting the offering to take advantage of present market rates of interest available for financings of this type in order to support our ongoing and future anticipated growth. We expect to contribute the proceeds to one or more of our subsidiaries to bolster their capital for such future expansion.

CAPITALIZATION

      The following table sets forth R&G Financial’s unaudited consolidated capitalization at June 30, 2003, and as adjusted for the offering and the application of the estimated net proceeds from the corresponding sale of the junior subordinated debentures as if such sale had been consummated on June 30, 2003. In addition to the indebtedness reflected below, R&G Financial had total deposits of $3.2 billion at June 30, 2003. This table should be read in conjunction with R&G Financial’s Consolidated Financial Statements and related notes incorporated by reference into this prospectus.

	June 30, 2003

	Actual	As Adjusted

	(Dollars In Thousands,
	Except Per Share Amounts)
Borrowings:
Securities sold under agreements to repurchase	$1,845,488	$1,845,488
Notes payable	206,009	206,009
Advances from FHLB	1,016,725	1,016,725
Trust-preferred securities(1)	35,000	150,000
Other borrowings	12,813	12,813

Total borrowings:	$3,116,035	$3,231,035

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized:
2,000,000 Series A Preferred Stock issued and outstanding	$50,000	$50,000
1,000,000 Series B Preferred Stock issued and outstanding	25,000	25,000
2,760,000 Series C Preferred Stock issued and outstanding	69,000	69,000
2,760,000 Series D Preferred Stock issued and outstanding	69,000	69,000
Common stock, $.01 par value:
Class A shares, 40,000,000 shares authorized; 14,373,056 shares issued and outstanding	144	144
Class B Shares, 60,000,000 shares authorized; 19,670,564 shares issued and outstanding	197	197
Additional paid-in capital	115,167	114,804
Retained earnings	340,280	340,280
Capital reserves of Premier Bank	17,419	17,419
Accumulated other comprehensive income	14,525	14,525

Total stockholders’ equity	$700,732	700,369

Common stockholders’ equity per share	$14.33	14.32

(1)	In April 2002, Trust I issued $25.0 million of trust preferred securities. In December 2002, Trust II issued $10.0 million of trust preferred securities. Subsequent to June 30, 2003, Trust IV issued $15.0 million of trust preferred securities. Accordingly, such issuance, along with the $100.0 million of trust preferred securities we intend to issue through Trust III, are reflected in the “As Adjusted” column.

ACCOUNTING AND REGULATORY TREATMENT

      In January 2003, FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, or FIN 46, which applies to certain variable interest entities after February 1, 2003 and to all variable interest entities after July 1, 2003. FIN 46 specifies circumstances under which variable interest entities should be treated as consolidated subsidiaries and when they should not. Issuer trusts such as our trusts, Trust I, Trust II, Trust IV and Trust III, may constitute variable interest entities, and may not satisfy the conditions for consolidation. Historically, issuer trusts that issued trust preferred securities have been consolidated by their parent companies and the accounts of such issuer trusts have been included in the consolidated financial statements of such parent companies. Accordingly, we have included trust preferred securities in our consolidated balance sheet under “Other borrowings,” and have included appropriate disclosures about such trust preferred securities and the corresponding guarantees and junior subordinated debentures in the notes to our consolidated financial statements. To the extent that we continue to consolidate our issuer trusts, our future public reports will also include disclosures with respect to Trust III and IV, including a statement that the sole assets of each trust is the related junior subordinated debentures, with information provided as to the principal amount, interest rate and maturity date of each instrument. For financial reporting purposes, we have recorded distributions on such trust preferred securities in our consolidated statements of income. In addition, trust preferred securities have been treated as eligible for Tier 1 capital treatment by bank holding companies under Federal Reserve rules and regulations relating to minority interests in equity accounts of consolidated subsidiaries. Accordingly, the outstanding trust preferred securities of Trust I, Trust II and Trust IV have been treated as Tier 1 capital by us.

      The accounting profession continues to debate the issue as of the date of this prospectus. If the accounting profession were to conclude that issuer trusts would no longer be permitted to be consolidated under FIN 46, beginning in the third quarter of 2003, we would no longer consolidate the issuer trusts in preparing our financial statements in accordance with generally accepted accounting principles, and would make certain adjustments to our financial statements to reflect the deconsolidation. Specifically, we would record our junior subordinated debentures issued to the issuer trusts as liabilities, and would record offsetting assets for the cash and common securities received from such issuer trusts in our consolidated balance sheet. For financial reporting purposes, we would record interest expense on the corresponding junior subordinated debentures in our consolidated statements of income. We do not believe that such adjustments would have a material effect on our financial condition or results of operations as presented in our consolidated financial statements.

      Moreover, such deconsolidation could result in a change to the regulatory capital treatment of trust preferred securities issued by us and other U.S. bank holding companies. Specifically, it is possible that since the issuer trusts would no longer be consolidated by us, the trust preferred securities issued by such issuer trusts would not be considered a minority interest in equity accounts of a consolidated subsidiary and therefore not be accorded Tier 1 capital treatment by the Federal Reserve. Although the Federal Reserve has indicated in the Supervisory Letter that trust preferred securities will be treated as Tier 1 capital until notice is given to the contrary, the Supervisory Letter also indicates that the Federal Reserve will review the regulatory implications of any accounting treatment changes and will provide further guidance if necessary or warranted. If Tier 1 capital treatment were disallowed, there would be a reduction in our consolidated capital ratios. However, we believe that even if Tier 1 capital treatment were disallowed, we would remain in compliance with the regulatory capital requirements under existing Federal Reserve guidelines.

      As of June 30, 2003, approximately $35 million in trust preferred securities were outstanding that we treated as Tier 1 capital for bank regulatory purposes. If all of our outstanding trust preferred securities at June 30, 2003 were not treated as Tier 1 capital at that date, R&G Financial’s Tier 1 leverage capital ratio would have declined from 9.27% to 8.77%, its Tier 1 risk-based capital ratio would have declined from 14.53% to 13.74%, and its total risk-based capital ratio would have declined from 15.29% to 14.51% as of June 30, 2003. These reduced capital ratios would continue to meet the applicable Federal Reserve capital requirements. We issued an additional $15.0 million of trust preferred securities in August 2003. Our inability to include this additional amount in our regulatory capital would also not impact our compliance with such capital requirements.

DESCRIPTION OF THE TRUST

      The trust is a statutory trust formed pursuant to the Delaware Statutory Trust Act under a declaration of trust executed by us, as sponsor for the trust, and the trustees. We have filed a certificate of trust with the Delaware Secretary of State. The declaration of trust will be amended and restated in its entirety in the form filed as exhibit 4.5 to the registration statement of which this prospectus is a part, as of the date the preferred securities are initially issued and shall be referred to as the trust agreement in this prospectus. The trust agreement will be qualified under the Trust Indenture Act of 1939.

      The holders of the preferred securities issued pursuant to this offering will own all of the issued and outstanding preferred securities of the trust. We will not initially own any of the preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the preferred securities, are called the trust securities.

      The trust exists exclusively for the purposes of:

•	issuing the preferred securities for cash;

•	issuing its common securities to us in exchange for our capitalization of the trust;

•	investing the proceeds from the sale of the trust securities in an equivalent amount of junior subordinated debentures; and

•	engaging in other activities that are incidental to those listed above, such as receiving payments on the junior subordinated debentures and making distributions to the holders, furnishing notices and other administrative tasks.

      The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Statutory Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the junior subordinated debentures. Other than with respect to the trust securities, we have agreed to pay for all debts and obligations and all costs and expenses of the trust.

      The number of trustees of the trust will initially be four. Two of the trustees will be persons who are our employees or officers, or who are affiliated with us. They are the administrative trustees. The third trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, Wilmington Trust Company will act as Delaware trustee. The fourth trustee, called the property trustee, will also initially be Wilmington Trust Company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee under the applicable provisions of the Trust Indenture Act. Also, for purposes of compliance with the Trust Indenture Act, Wilmington Trust Company will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the preferred securities may remove the Delaware trustee or the property trustee. The trust has a term of approximately 30 years but may terminate earlier as provided in the trust agreement and described in this prospectus.

      The property trustee will hold the junior subordinated debentures for the benefit of the holders and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the junior subordinated debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest-bearing “payment account” established with Wilmington Trust Company to hold all payments made on the junior subordinated debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities.

DESCRIPTION OF THE PREFERRED SECURITIES

      The preferred securities will be issued pursuant to the trust agreement. Wilmington Trust Company will act as property trustee for the preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

      The following discussion contains a description of the material provisions of the preferred securities and is subject to, and is qualified in its entirety by reference to, the trust agreement and the Trust Indenture Act. The reader should review the form of amended and restated trust agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

      The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which are comprised of the preferred securities to be sold to the holders, and the common securities. We will own all of the common securities issued by the trust. The trust is not permitted to issue any securities other than the trust securities or incur any other indebtedness.

      The preferred securities will represent preferred undivided beneficial interests in the assets of the trust. The holders of the preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The preferred securities will rank equally, and payments on the preferred securities will be made proportionally, with the common securities, except as described under “— Subordination of Common Securities.” Upon issuance, the preferred securities will be fully paid. The preferred securities will be non-assessable except that a holder of a preferred security will be responsible for any tax or governmental charge that may be imposed in connection with a transfer or exchange of the preferred security. In addition, if the holders of the preferred securities specifically request the property trustee to take certain action, the property trustee may, before taking such action, ask for indemnity from the holders of the preferred securities.

      The property trustee will hold legal title to the junior subordinated debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the preferred securities or liquidation of the trust, to the extent described under “Description of the Guarantee.” The guarantee does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

Distributions

Source of Distributions.

      The funds of the trust available for distribution to the holders of the preferred securities will be limited to payments made under the junior subordinated debentures. If we do not make interest payments on the junior subordinated debentures, the property trustee will not have funds available to pay distributions on the preferred securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the junior subordinated debentures in the payment account for the benefit of the holders of the trust securities.

Enforcement of Distributions.

      If an event of default under the indenture has occurred and is continuing and is attributable to the failure by us to pay interest on or principal of the junior subordinated debentures, then the holders of preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove this right without the prior written consent of the holders of the preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

Payment of Distributions.

      Distributions on the preferred securities will be payable at the annual rate of           % of the $25 stated liquidation amount, payable monthly in arrears on the twenty sixth day of each month. The record date will be the fifteenth day of the month in which the relevant distribution date occurs. The first distribution date for the preferred securities will be                               , 2003.

      Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. When we use the term “business day,” we mean any day other than a Saturday, a Sunday, a day on which banking institutions in Puerto Rico, Wilmington, Delaware and New York, are authorized or required by law, regulation or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

Extension Period.

      We have the right to defer the payment of interest on the junior subordinated debentures at any time for a period not exceeding 60 consecutive months as long as we are not in default under the indenture. We refer to this period of deferral as an “extension period.” No extension period may extend beyond                               , 2033 or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, monthly distributions on the preferred securities will also be deferred during any such extension period. Any deferred distributions under the preferred securities will accumulate additional amounts at the annual rate of           %, compounded monthly from the relevant distribution date. The term “distributions” as used in this prospectus includes those accumulated amounts.

      During an extension period, we may not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, including our outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock);

•	make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with, or junior in interest to, the junior subordinated debentures;

•	make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the junior subordinated debentures (other than payments under the guarantee); or

•	redeem, purchase or acquire less than all of the junior subordinated debentures or any of the preferred securities.

      After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

      We do not currently intend to exercise our right to defer distributions on the preferred securities by deferring the payment of interest on the junior subordinated debentures.

Redemption or Exchange

General.

      Subject to the prior approval of the Federal Reserve, if required, we will have the right to redeem the junior subordinated debentures:

•	in whole at any time, or in part from time to time, on or after , 2008;

•	at any time, in whole but not in part, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms we define below; or

•	at any time, and from time to time, to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold.

Mandatory Redemption.

      Upon our repayment or redemption of any junior subordinated debentures, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days nor more than 60 days notice, at the applicable redemption price.

      On or after                               , 2013, the redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. Prior to                               , 2013, the redemption price will equal the following percentages of the aggregate liquidation amounts of the trust securities:

Year	Percentage

On or after , 2008	105%
On or after , 2009	104%
On or after , 2010	103%
On or after , 2011	102%
On or after , 2012	101%

plus accrued and unpaid distributions to the date of redemption.

      If less than all of the junior subordinated debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of preferred securities and common securities proportionately.

Distribution of Junior Subordinated Debentures in Exchange for Preferred Securities.

      We will have the right at any time to dissolve the trust subject to the prior approval of the Federal Reserve, if required. The holders of the preferred securities will be entitled to thirty days notice prior to the dissolution of the trust. If we dissolve the trust, the junior subordinated debentures will distributed directly to the holders of trust securities subject to the payment of the trust’s liabilities. See “— Liquidation Distribution Upon Dissolution.”

      After the liquidation date fixed for any distribution of junior subordinated debentures in exchange for preferred securities:

•	those trust securities will no longer be deemed to be outstanding;

•	certificates representing trust securities that are not surrendered for exchange will be deemed to represent junior subordinated debentures with a principal amount equal to the liquidation amount of those preferred securities, accruing interest at the rate provided for in the junior subordinated debentures from the last distribution date on the preferred securities; and

•	all rights of the trust security holders other than the right to receive junior subordinated debentures upon surrender of a certificate representing trust securities will terminate.

      We cannot make any statements as to the valuation of the preferred securities or the junior subordinated debentures that may be distributed if a dissolution and liquidation of the trust were to occur. The preferred securities that are being sold pursuant to this prospectus or the junior subordinated debentures that may be received on dissolution and liquidation of the trust, may be valued at a discount to the price that was paid to purchase the preferred securities.

Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event.

      If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the junior subordinated debentures in whole, but not in part. Our redemption of the debentures will cause a mandatory redemption of all of the trust securities at 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If one of these events occurs and we do not elect to redeem the junior subordinated debentures, or to dissolve the trust and cause the junior subordinated debentures to be distributed to holders of the trust securities, then the preferred securities will remain outstanding and interest may continue to be payable on the junior subordinated debentures.

      “Tax Event” means the receipt by the trust and us of an opinion of independent tax counsel experienced in such matters stating that, as a result of any change or prospective change in the laws or regulations of, the United States, any political subdivision thereof or Puerto Rico, or taxing authority of the United States or Puerto Rico, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

•	interest payable by us on the junior subordinated debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for Puerto Rico tax purposes;

•	the trust is, or will be within 90 days after the date of the opinion, subject to federal or Puerto Rico tax with respect to income received or accrued on the junior subordinated debentures; or

•	the trust is, or will be within 90 days after the date of the opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

      “Investment Company Event” means the receipt by the trust and us of an opinion of independent securities counsel experienced in such matters to the effect that the trust is or will be, within 90 days after the date of the opinion, considered an “investment company” that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

      “Capital Treatment Event” means the receipt by the trust and us of an opinion of independent banking counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment, within 90 days after the date of the opinion, of our ability to treat the preferred securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations.

      For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

     Redemption of Junior Subordinated Debentures in Exchange for Preferred Securities We Purchase.

      Although it is unlikely to happen, subject to the prior approval of the Federal Reserve, if required, we will also have the right at any time, and from time to time, to redeem junior subordinated debentures in exchange for any preferred securities we may have purchased from the holders. If we elect to surrender any preferred securities beneficially owned by us in exchange for redemption of a like amount of junior subordinated debentures, we will also surrender a proportionate amount of common securities in exchange for junior subordinated debentures. Preferred securities owned by other holders will not be called for redemption at any time when we elect to exchange trust securities we own to redeem junior subordinated debentures.

      The common securities we surrender will be in the same proportion to the preferred securities we surrender as is the ratio of common securities purchased by us to the preferred securities issued by the trust. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation junior subordinated debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the junior subordinated debentures redeemed in exchange will be cancelled.

Redemption Procedures

      Preferred securities will be redeemed at the applicable redemption price with the proceeds from our contemporaneous redemption of the junior subordinated debentures. Redemptions of the preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the applicable redemption price.

      Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the date of redemption to the holders of the trust securities to be redeemed at their registered address. Unless we default in payment of the redemption price on the junior subordinated debentures, interest will cease to accumulate on the junior subordinated debentures called for redemption on and after the date of redemption.

      If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate applicable redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the applicable redemption price to the holders of the trust securities, upon surrender of the certificates evidencing the preferred securities. Distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

      If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit, all rights of the holders of the trust securities called for redemption will cease, except the right to receive the applicable redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment will be made on the immediately preceding business day.

      If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the applicable redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

      Payment of the applicable redemption price on the preferred securities and any distribution of junior subordinated debentures will be made to the holders of preferred securities as each holder appears on the register for the preferred securities on the relevant record date, which will be the fifteenth day of the month immediately preceding the date of redemption or liquidation date, as applicable.

      If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular preferred securities to be redeemed will be selected by the property trustee from the outstanding preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $25 or an integral multiple of $25 of the liquidation amount of the preferred securities. The property trustee will promptly notify the registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed. If the redemption relates only to preferred securities purchased by us and being exchanged for a like amount of junior subordinated debentures, then our preferred securities will be the ones selected for redemption.

      Subject to applicable law, and if we are not exercising our right to defer interest payments on the junior subordinated debentures, we may, at any time, purchase outstanding preferred securities.

Subordination of Common Securities

      If we default under the indenture, no distributions may be made on the common securities unless all payments (either distributions or redemptions, as applicable) have been made on the preferred securities. Absent a default under the indenture, the common securities and preferred securities will be treated equally with regard to the payment of distributions and in the event of a redemption.

      In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default with respect to the preferred securities has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

      We will have the right at any time to dissolve the trust and cause the junior subordinated debentures to be distributed to the holders of the preferred securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required, and to providing thirty days notice to the holders of the preferred securities.

      In addition, the trust will automatically dissolve upon expiration of its term and will dissolve earlier on the first to occur of:

•	our bankruptcy, dissolution or liquidation;

•	the distribution of a like amount of the junior subordinated debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate the trust;

•	redemption of all of the preferred securities as described under “— Redemption or Exchange — Mandatory Redemption”; or

•	the entry of a court order for the dissolution of the trust.

      With the exception of a redemption as described under “— Redemption or Exchange — Mandatory Redemption,” if an early dissolution of the trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities, junior subordinated debentures:

•	in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

•	with an interest rate identical to the distribution rate on the trust securities; and

•	with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

      However, if the property trustee determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of junior subordinated debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the preferred securities. However, if an event of default under the indenture has occurred and is continuing, the preferred securities will have a priority over the common securities. See “— Subordination of Common Securities.”

      If we do not elect to redeem the junior subordinated debentures prior to maturity or to liquidate the trust and distribute the junior subordinated debentures to the holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the junior subordinated debentures. If we elect to dissolve the trust and thus cause the junior subordinated debentures to be distributed to the holders of the preferred securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the junior subordinated debentures.

Liquidation Value

      The amount of the liquidation distribution payable on the preferred securities in the event of any liquidation of the trust is $25 per preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of junior subordinated debentures having a liquidation value and accrued interest of an equal amount.

Events of Default; Notice

      Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred securities:

•	the occurrence of an event of default under the indenture;

•	a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

•	a default by the trust in the payment of the applicable redemption price of any of the trust securities when it becomes due and payable;

•	a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the trust agreement; or

•	the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

      Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will notify the holders of the preferred securities, the administrative trustees and us of the default, unless the event of default has been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we and they are in compliance with all the conditions and covenants applicable to each of us under the trust agreement.

      If an event of default under the indenture has occurred and is continuing, the preferred securities will have preference over the common securities upon dissolution of the trust. The existence of an event of default under the trust agreement does not entitle the holders of preferred securities to accelerate the maturity of the junior subordinated debentures, and thus cause a redemption of the preferred securities, unless:

•	the event of default is caused by the occurrence of an event of default under the indenture; and

•	both the indenture trustee and holders of at least 25% in principal amount of the junior subordinated debentures fail to accelerate the maturity of the junior subordinated debentures.

Removal of the Trustees

      We may remove any trustee at any time. However, if an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee or the Delaware trustee. The holders of the preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

Co-Trustees and Separate Property Trustee

      If required by the Trust Indenture Act or other applicable law, and upon written request of the property trustee, we will appoint one or more persons or entities either

•	to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or

•	to act as separate trustee of any trust property. In either case, these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

Merger or Consolidation of Trustees

      Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

      The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below or as described in “— Liquidation Distribution Upon Dissolution.” For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be considered to involve a replacement of the trust, and the conditions set forth below would apply to such transaction. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

•	the successor entity either

•	expressly assumes all of the obligations of the trust with respect to the preferred securities, or

•	substitutes for the preferred securities other securities having substantially the same terms as the preferred securities (referred to as “successor securities”) so long as the successor securities rank the same in priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

•	we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the junior subordinated debentures;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect;

•	the successor entity has a purpose substantially identical to that of the trust;

•	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that

•	any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect, and

•	following the transaction, neither the trust nor the successor entity will be required to register as an “investment company” under the Investment Company Act; and

•	we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the junior subordinated debentures and the trust agreement.

      Notwithstanding the foregoing, the trust may not, except with the consent of the holders of the preferred securities, enter into any transaction of this kind if the transaction would affect the trust’s status as a grantor trust for federal or Puerto Rico income tax purposes.

Voting Rights; Amendment of Trust Agreement

      Except as described below and under “Description of the Guarantee — Amendments” and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the preferred securities will have no voting rights. The trust agreement may be amended from time to time by us and the administrative trustees, without the consent of the holders of the preferred securities, in the following circumstances:

•	with respect to acceptance of appointment by a successor trustee;

•	to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of the holders of trust securities; and

•	to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified as a grantor trust for federal or Puerto Rico income tax purposes at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an “investment company” under the Investment Company Act.

      Certain provisions in the trust agreement described below provide additional protection to the holders of the preferred securities. With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the administrative trustees may amend the trust agreement if the trustees receive an opinion of independent tax counsel experienced in such matters to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust’s status as a grantor trust for federal or Puerto Rico income tax purposes or the trust’s exemption from status as an “investment company” under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to

•	change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

      As long as the property trustee holds any junior subordinated debentures, the trustees will not, without obtaining the prior approval of the holders of at least two-thirds in aggregate liquidation amount of all outstanding preferred securities:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the junior subordinated debentures;

•	waive any past default that is waivable under the indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable; or

•	consent to any amendment or termination of the indenture or the junior subordinated debentures, where the property trustee’s consent is required. However, where a consent under the indenture requires the consent of each holder of the affected junior subordinated debentures, no consent will be given by the property trustee without the prior consent of each holder of the preferred securities.

      The trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify the holders of preferred securities of any notice of default with respect to the junior subordinated debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as an association taxable as a corporation for federal or Puerto Rico income tax purposes on account of the action.

      Any required approval of the holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which the holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

      No vote or consent of the holders of preferred securities will be required for the trust to redeem and cancel its preferred securities in accordance with the trust agreement.

      Notwithstanding the fact that the holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the trustees or any affiliate of us or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Certificates for Preferred Securities; Payment and Paying Agency

      The preferred securities will be issued in definitive form, in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below.

      Payments in respect of the preferred securities will be made by wire transfer to the account of each holder of the preferred securities, on the relevant distribution dates. The paying agent for the preferred securities will initially be the property trustee. The paying agent for the preferred securities may resign as paying agent upon 30 days written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

Registrar and Transfer Agent

      The property trustee will act as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

      The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of the holders of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which the holders of preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

      The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

•	the trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act;

•	the trust will not be classified as an association taxable as a corporation for federal or Puerto Rico income tax purposes; and

•	the interest payable on junior subordinated debentures will be deductible by us for Puerto Rico income tax purposes.

      In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

      The holders of the preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

DESCRIPTION OF THE DEBENTURES

      Concurrently with the issuance of the preferred securities, the trust will invest the proceeds from the sale of the trust securities in the junior subordinated debentures issued by us. The junior subordinated debentures will be issued as unsecured debt under the indenture between us and the Wilmington Trust Company, as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

      The following discussion contains a description of the material provisions of the junior subordinated debentures and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. The reader should review the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

      The junior subordinated debentures will be limited in aggregate principal amount to $103,092,800. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The junior subordinated debentures will bear interest at the annual rate of           % of the principal amount. The interest will be payable monthly in arrears on the twenty sixth day of each month, beginning                           , 2003, to the person in whose name each debenture is registered at the close of business on the 15th day of the month in which the distribution occurs. It is anticipated that, until the liquidation, if any, of the trust, the junior subordinated debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

      The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the junior subordinated debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate of           %, compounded monthly.

      The junior subordinated debentures will mature on                               , 2033, the stated maturity date. We may shorten this date at any time to any date not earlier than                               , 2008, subject to the prior approval of the Federal Reserve, if required. We will give notice to the indenture trustee and the holders of the junior subordinated debentures, no more than 180 days and no less than 30 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the junior subordinated debentures from the trust until after                               , 2008, except if there has occurred a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms are defined under “Description of the Preferred Securities — Redemption or Exchange — Redemption upon a Tax Event, Investment Company Event or a Capital Treatment Event.”

      The junior subordinated debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary’s liquidation or reorganization or otherwise, and thus the ability of holders of the junior subordinated debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The junior subordinated debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of junior subordinated debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt.

      Except in limited circumstances, the indenture does not contain provisions that afford holders of the junior subordinated debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the junior subordinated debentures.

Option to Extend Interest Payment Period

      As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the junior subordinated debentures at any time for a period not exceeding 60 consecutive months. However, no extension period may extend beyond the stated maturity of the junior subordinated debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and unpaid, together with interest thereon at the annual rate of           %, compounded monthly.

      Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the junior subordinated debentures.

      We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period. If the property trustee is not the only registered holder of the junior subordinated debentures, then the notice must also be given to the other holders of the junior subordinated debentures.

      Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

Restrictions on Payments

      We are restricted from making certain payments (as described below) if we have chosen to defer payment of interest on the junior subordinated debentures, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

      If any of these events occur, we will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);

•	make or allow any of our subsidiaries to make any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the junior subordinated debentures;

•	make or allow any of our subsidiaries to make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the junior subordinated debentures (other than payments under the guarantee relating to the preferred securities); or

•	redeem, purchase or acquire less than all of the junior subordinated debentures or any of the preferred securities.

Additional Sums to be Paid as a Result of Additional Taxes

      If the trust or the property trustee is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional interest on the junior subordinated debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the trust and the property trustee would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

Redemption

      Subject to prior approval of the Federal Reserve, if required, we may redeem the junior subordinated debentures prior to maturity:

•	in whole at any time or in part from time to time, on or after , 2008; or

•	at any time, in whole but not in part, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event.

      To the extent we redeem the junior subordinated debentures on or after                     , 2013 or in connection with a Tax Event, Investment Company Event or Capital Treatment Event, the redemption price will equal 100% of the aggregate liquidation amount of the junior subordinated debentures plus accumulated but unpaid distributions to the date of redemption.

      To the extent we redeem the junior subordinated debentures prior to                     , 2013, the redemption price will equal the following percentages of the aggregate liquidation amounts of the junior subordinated debentures:

Year	Percentage

On or after , 2008	105%
On or after , 2009	104%
On or after , 2010	103%
On or after , 2011	102%
On or after , 2012	101%

      plus accrued and unpaid distributions to the date of redemption.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures to be redeemed at its registered address. Redemption of less than all outstanding junior subordinated debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless we default in payment of the applicable redemption price for the junior subordinated debentures, on and after the redemption date interest will no longer accrue on the junior subordinated debentures or the portions of the junior subordinated debentures called for redemption. The junior subordinated debentures will not be subject to any sinking fund.

Distribution Upon Liquidation

      As described under “Description of the Preferred Securities — Liquidation Distribution Upon Dissolution”, under certain circumstances and with the Federal Reserve’s approval, the junior subordinated debentures may be distributed to the holders of the preferred securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust.

Subordination

      The junior subordinated debentures are subordinated and junior in right of payment to all of our senior and subordinated debt, as defined below. Upon any payment or distribution of assets to creditors upon any of our liquidation, dissolution, winding up or reorganization, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the junior subordinated debentures.

      If the maturity of any junior subordinated debentures is accelerated because of our default under the indenture, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, if any, before the holders of the junior subordinated debentures will be entitled to receive or retain any principal or interest payments on the junior subordinated debentures.

      No payments of principal or interest on the junior subordinated debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

      The term “debt” means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

•	every obligation of the person for money borrowed;

•	every obligation of the person evidenced by bonds, junior subordinated debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation of the person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the person;

•	every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation of the person; and

•	every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

      The term “senior debt” means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the company, on, debt, whether incurred on or prior to the date of the indenture or incurred after the date. However, senior debt will not be deemed to include:

•	any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the junior subordinated debentures or to other debt which is equal with, or subordinated to, the junior subordinated debentures;

•	any of our debt that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

•	any debt to any of our employees;

•	any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the junior subordinated debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

•	debt which constitutes subordinated debt.

      The term “subordinated debt” means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the company, on, debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the junior subordinated debentures. However, subordinated debt will not be deemed to include:

•	any of our debt which when incurred and without regard to any election under the federal bankruptcy laws was without recourse to us;

•	any debt to any of our employees;

•	any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the junior subordinated debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

•	debt which constitutes senior debt; and

•	any debt of ours under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing subsidiary in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for “Tier 1” capital treatment.

      We may from time to time incur senior or subordinated debt and there is no limitation under the indenture on the amount of indebtedness we may incur. Our obligations under the junior subordinated debentures will rank senior to the four series of Preferred Stock we have issued and outstanding, which are shown under “Capitalization” above, as well as to any preferred stock we may issue in the future, and will rank equal to the junior subordinated debentures issued by us to Trust I, Trust II and Trust IV.

Payment and Paying Agents

      Generally, payment of principal of and interest on the junior subordinated debentures will be made at the office of the indenture trustee. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the junior subordinated debentures, or (b) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the junior subordinated debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on junior subordinated debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

      Any moneys deposited with the indenture trustee or any paying agent for the junior subordinated debentures, or then held by us in trust, for the payment of the principal of or interest on the junior subordinated debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on December 31 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

Registrar and Transfer Agent

      The indenture trustee will act as the registrar and the transfer agent for the junior subordinated debentures. Junior Subordinated Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. We may at any time designate additional transfer agents with respect to the junior subordinated debentures.

      If we redeem any of the junior subordinated debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any junior subordinated debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (b) transfer or exchange any junior subordinated debentures so selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion not to be redeemed.

Modification of Indenture

      Certain provisions in the indenture described below are intended to provide additional protection to holders of the junior subordinated debentures. We and the indenture trustee may, from time to time without the consent of the holders of the junior subordinated debentures, amend, waive our rights under, or supplement, the indenture for purposes which do not materially adversely affect the rights of the holders of the junior subordinated debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding junior subordinated debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

•	extend the maturity date of the junior subordinated debentures;

•	reduce the principal amount or the rate or extend the time of payment of interest; or

•	reduce the percentage of principal amount of junior subordinated debentures required to amend the indenture.

      As long as any of the preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the junior subordinated debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities.

Debenture Events of Default

      The indenture provides that any one or more of the following events with respect to the junior subordinated debentures that has occurred and is continuing constitutes an event of default under the indenture:

•	our failure to pay any interest on the junior subordinated debentures for 30 days after the due date, except where we have properly deferred the interest payment;

•	our failure to pay any principal on the junior subordinated debentures when due whether at maturity, upon redemption or otherwise;

•	our failure to observe or perform in any material respect any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures; or

•	our bankruptcy, insolvency or similar state creditor remedy or dissolution of the trust other than in connection with a distribution of the junior subordinated debentures in connection with such dissolution, redemption of the trust securities, or certain transactions permitted under the trust agreement.

      The holders of a majority of the aggregate outstanding principal amount of the junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the junior subordinated debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee so long as the holders of a majority in liquidation amount of the trust securities have consented to the waiver of default. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the junior subordinated debentures which has become due solely by the acceleration. So long as the property trustee is the holder of the junior subordinated debentures, if an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the junior subordinated debentures.

      We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

Enforcement of Certain Rights by the Holders of the Preferred Securities

      If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the junior subordinated debentures on the date on which the payment is due and payable, then the holders of preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of the preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

      The holders of the preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the junior subordinated debentures unless there has been an event of default under the trust agreement.

Consolidation, Merger, Sale of Assets and Other Transactions

      We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

•	we consolidate with or merge into another entity or convey or transfer our properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state, the District of Columbia or the Commonwealth of Puerto Rico, and the successor entity expressly assumes by supplemental indenture our obligations on the junior subordinated debentures;

•	the ultimate parent entity of the successor entity expressly assumes our obligations under the guarantee, to the extent the preferred securities are then outstanding;

•	immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

•	other conditions as prescribed in the indenture are met.

      Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the trust, and the provisions of the trust agreement relating to a replacement of the trust would apply to such transaction. See “Description of the Preferred Securities — Mergers, Consolidations, Amalgamations or Replacements of the Trust.”

Satisfaction and Discharge

      The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all junior subordinated debentures not previously delivered to the indenture trustee for cancellation:

•	have become due and payable; or

•	will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

      We may still be required to provide officers’ certificates and opinions of counsel and pay fees and expenses due after these events occur.

Governing Law

      The indenture and the junior subordinated debentures will be governed by and construed in accordance with New York law.

Information Concerning the Indenture Trustee

      The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holders of junior subordinated debentures, unless offered reasonable security or indemnity by the holders against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

      We have agreed, pursuant to the indenture, for so long as preferred securities remain outstanding:

•	to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

•	not to voluntarily dissolve the trust without prior approval of the Federal Reserve, if required;

•	to use our reasonable efforts to cause the trust (a) to remain a grantor trust for federal or Puerto Rico income tax purposes (and to avoid involuntary dissolution), except in connection with a distribution of junior subordinated debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation for federal or Puerto Rico income tax purposes; and

•	to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the junior subordinated debentures.

DESCRIPTION OF THE GUARANTEE

      The preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the preferred securities for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the preferred securities. The reader should know the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

      We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments (as defined below) to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

      The following payments with respect to the preferred securities are called the “guarantee payments” and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

•	any accumulated and unpaid distributions required to be paid on the preferred securities;

•	with respect to any preferred securities called for redemption, the applicable redemption price; and

•	upon a voluntary or involuntary dissolution of the trust (other than in connection with the distribution of junior subordinated debentures to the holders of preferred securities in exchange for preferred securities), the lesser of:

(a)	the amount of the liquidation distribution; and

(b)	the amount of assets of the trust remaining available for distribution to holders of preferred securities in liquidation of the trust.

      We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

      The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the junior subordinated debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the preferred securities.

Status of the Guarantee

      The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the junior subordinated debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently, and, except under certain limited circumstances, neither the indenture nor the trust agreement limits the amounts of senior and subordinated debt that we may incur.

      The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, the holders of preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

      The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the junior subordinated debentures to the holders of the preferred securities.

Amendments

      Changes that do not materially adversely affect the rights of the holders of the preferred securities will not require a vote of the holders of the preferred securities. In any other circumstances, the guarantee may be amended only with the prior approval of the holders of two-thirds of the aggregate liquidation amount of the outstanding preferred securities.

Events of Default; Remedies

      An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. If the guarantee trustee obtains actual knowledge that an event of default has occurred and is continuing, the guarantee trustee must enforce the guarantee for the benefit of the holders of the preferred securities. The holders of a majority in aggregate liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

      The holders of preferred securities may institute and prosecute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

      We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

Termination of the Guarantee

      The guarantee will terminate and be of no further force and effect upon:

•	full payment of the applicable redemption price of the preferred securities;

•	full payment of the amounts payable upon liquidation of the trust; or

•	distribution of the junior subordinated debentures to the holders of the preferred securities.

      If at any time the holders of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

Information Concerning the Guarantee Trustee

      The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any preferred securities unless it is offered reasonable security indemnity against the costs, expenses and liabilities that might be incurred in exercising these powers; but this does not relieve the guarantee trustee of its obligations to exercise the rights and powers under the guarantee in the event of a default.

Governing Law

      The guarantee will be governed by New York law.

RELATIONSHIP AMONG THE PREFERRED SECURITIES,

THE DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

      We irrevocably guarantee payments of distributions and other amounts due on the preferred securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the junior subordinated debentures, the indenture, the trust agreement, and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the preferred securities.

      If and to the extent that we do not make payments on the junior subordinated debentures, the trust will not pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

Sufficiency of Payments

      As long as payments of interest and other payments are made when due on the junior subordinated debentures, these payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

•	the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

•	the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

•	we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to the holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities; and

•	the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

Enforcement Rights of Holders of Preferred Securities

      A holder of the preferred securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the junior subordinated debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the junior subordinated debentures would constitute an event of default under the trust agreement.

Limited Purpose of The Trust

      The preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in junior subordinated debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of the holder of preferred securities and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on junior subordinated debentures held, while the holder of preferred securities is entitled to receive distributions from the trust (or from us under the guarantee) if and to the extent the trust has funds available for the payment of the distributions.

Rights Upon Dissolution

      Upon any voluntary or involuntary dissolution of the trust involving the liquidation of the junior subordinated debentures, the holders of the preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See “Description of the Preferred Securities — Liquidation Distribution Upon Dissolution.” Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to the holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder of the junior subordinated debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

      The following is a summary of the opinion of Patton Boggs LLP, special counsel to R&G Financial and Trust III, as to the material United States federal income tax consequences of the purchase, ownership and disposition of the preferred securities held as capital assets by U.S. Holders and Puerto Rico U.S. Holders who purchase such preferred securities upon initial issuance. To the extent the summary relates to matters of law or legal conclusions with respect thereto, it represents the opinion of Patton Boggs LLP, federal tax counsel to the trust. The summary does not deal with special classes of holders such as non-U.S. Holders (as defined below), banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies and tax-exempt investors. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government, Puerto Rico, or of any foreign government that may be applicable to the preferred securities. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations thereunder and the administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. An opinion of federal tax counsel is not binding on the Internal Revenue Service, or IRS, or the courts. No rulings have been or are expected to be sought from the IRS with respect to any of the transactions described herein and no assurance can be given that the IRS will not take contrary positions. Moreover, no assurance can be given that the opinions expressed herein will not be challenged by the IRS or, if challenged, that such a challenge would not be successful.

      For purposes of this discussion, a “non-U.S. Holder” is any corporation, individual, partnership, estate or trust that is not a U.S. Holder for United States federal income tax purposes. A “U.S. Holder” is a holder of preferred securities who or which is (i) a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for United States federal income tax purposes, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includable in its gross income for United States federal income tax purposes without regard to its source or (iv) a trust over which (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States trustees have the authority to control all substantial decisions of the trust. A “Puerto Rico U.S. Holder” is a holder who is a citizen of the United States and a bona fide resident of Puerto Rico during the entire taxable year. A “Puerto Rico Trust” is a trust organized under the laws of the Commonwealth of Puerto Rico if (i) a court within the United States is not able to exercise primary supervision over its administration and (ii) no United States person (as such term is defined in the Code) has the authority to control substantial decisions of the trust.

Classification of the Junior Subordinated Debentures

      In connection with the issuance of the junior subordinated debentures, under then current law and assuming full compliance with the terms of the indenture and certain other documents, Patton Boggs LLP has delivered its opinion that the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of R&G Financial.

Classification of the Trust

      In connection with the issuance of the preferred securities, under current law and assuming full compliance with the terms of the trust agreement and the indenture (and certain other documents), Patton Boggs LLP has delivered its opinion that the trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of preferred securities generally will be considered the owner of an undivided interest in the junior subordinated debentures and each holder will be required to include in its gross income any interest with respect to its allocable share of those assets.

U.S. Holders

Interest Income and Original Issue Discount

      Under regulations promulgated under the original issue discount, or OID, provisions of the Code, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. The OID regulations have not yet been addressed in any rulings or other interpretations by the IRS. If the likelihood of R&G Financial deferring payment of interest on the junior subordinated debentures is “remote,” the junior subordinated debentures will not be treated as issued with OID and stated interest on the junior subordinated debentures generally will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for United States federal income tax purposes.

      Under the OID regulations, if the possibility of R&G Financial deferring payment of interest on the junior subordinated debentures is not “remote,” the subordinated debentures will be treated as issued with OID and all stated interest on the junior subordinated debentures will be treated as OID. If at the time of issuance, the possibility of deferral is remote under the OID regulations, but R&G Financial subsequently exercises its option to defer payments of interest on the junior subordinated debentures, the junior subordinated debentures would be treated at that time as having been reissued with OID and all stated interest on the junior subordinated debentures would thereafter be treated as OID as long as the junior subordinated debentures remain outstanding. In either case, if the junior subordinated debentures are treated as issued or reissued with OID, all of a U.S. Holder’s taxable interest income with respect to the junior subordinated debentures would be accounted for on an economic accrual basis regardless of the U.S. Holder’s method of tax accounting and actual cash distributions of stated interest would not be reported as taxable income. Consequently, a U.S. Holder of preferred securities would be required to include OID in its gross income even if R&G Financial does not make actual cash payments during an extension period.

      Because income on the preferred securities will constitute interest or OID, corporate U.S. Holders of the preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the preferred securities. Furthermore, because income on the preferred securities will constitute interest and not a dividend, such income will not qualify for the reduced rate of tax on dividends as provided in the Jobs and Growth Tax Relief Reconciliation Act of 2003, signed by President Bush on May 28, 2003.

Receipt of Junior Subordinated Debentures or Cash upon Liquidation of Trust III

      R&G Financial has the right, under certain circumstances, to liquidate the trust and cause the junior subordinated debentures to be distributed to the holders of the preferred and common securities. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a nontaxable event to each U.S. Holder, and each U.S. Holder would receive an aggregate tax basis in the junior subordinated debentures received equal to the U.S. Holder’s aggregate tax basis in its preferred securities. A U.S. Holder’s holding period in the junior subordinated debentures received in liquidation of the trust would include the period during which the preferred securities were held by the U.S. Holder. If, however, the trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of its dissolution, the distribution of the junior subordinated debentures may constitute a taxable event to U.S. Holders of preferred securities.

      Under certain circumstances, the junior subordinated debentures may be redeemed for cash and the proceeds of that redemption distributed to holders in redemption of their preferred securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed preferred securities, and a U.S. Holder could recognize gain or loss as if it sold those redeemed preferred securities for cash.

Sales of Preferred Securities

      A U.S. Holder that sells preferred securities, including a redemption of the preferred securities by the trust, will recognize gain or loss equal to the difference between its adjusted tax basis in the preferred securities and the amount realized on the sale of those preferred securities (other than with respect to accrued and unpaid interest which has not yet been included in income, which will be treated as ordinary income). A U.S. Holder’s adjusted tax basis in the preferred securities generally will be its initial purchase price increased by OID, if any, previously includable in the U.S. Holder’s gross income through the date of disposition and decreased by payments received on the preferred securities in respect of OID, if any. The gain or loss generally will be a capital gain or loss and generally will be long-term if the preferred securities have been held by that U.S. Holder for more than one year. Long-term capital gains of non-corporate U.S. Holders are generally subject to reduced capital gain tax rates. The maximum tax for long-term capital gains realized by individual U.S. Holders generally is fifteen percent (15%) through December 31, 2008.

Information Reporting to U.S. Holders

      Generally, income on the preferred securities will be reported to U.S. Holders on Forms 1099, which forms should be mailed to U.S. Holders of preferred securities by January 31 following each calendar year.

Puerto Rico U.S. Holders and Puerto Rico Trusts

      If (i) R&G Financial is engaged in a trade or business in Puerto Rico during each taxable year when interest on the junior subordinated debentures is paid; (ii) for the three-year period ending with the close of

R&G Financial’s taxable year immediately preceding the payment of interest on the junior subordinated debentures (or such part of such period as may be applicable), more than 20% of R&G Financial’s gross income was derived from sources within Puerto Rico and was not attributable to a trade or business outside Puerto Rico, as determined under subchapter N of Chapter 1 of Subtitle A of the Code, and (iii) such interest is not treated as paid by a trade or business conducted by R&G Financial outside of Puerto Rico, such determination to be made under Section 884(f)(1)(A) of the Code and the regulations thereunder, then, in the case of a Puerto Rico U.S. Holder, interest (and any OID required to be accrued) on the junior subordinated debentures received by such Puerto Rico U.S. Holder during such taxable year will constitute gross income from sources within Puerto Rico and will not be included in such Puerto Rico U.S. Holder’s gross income for federal income tax purposes pursuant to Section 933(1) of the Code. In addition, unless interest on the junior subordinated debentures is treated as paid by a trade or business conducted by R&G Financial within the United States, such determination to be made under Section 884(f)(1)(A) of the Code and the regulations thereunder, then interest (and any OID required to be accrued) on the junior subordinated debentures received by a Puerto Rico Trust will not be included in such Puerto Rico Trust’s gross income for federal income tax purposes. A Puerto Rico U.S. Holder or a Puerto Rico Trust will not recognize gross income for federal income tax purposes upon the sale of preferred securities. Income or gain of a Puerto Rico U.S. Holder or a Puerto Rico Trust that is not subject to federal income tax may be subject to Puerto Rico income taxes.

      THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, PUERTO RICO, OR OTHER FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

      We, together with Trust III, plan to enter into an agency agreement with Popular Securities, Inc., pursuant to which Popular Securities, Inc. will act as placement agent in connection with the sale of the preferred securities to the Puerto Rico Conservation Trust. Under the agency agreement, Trust III will agree to sell all the preferred securities directly to the Puerto Rico Conservation Trust, and the Puerto Rico Conservation Trust will agree to purchase all the preferred securities from Trust III, at a price equal to      % of the aggregate liquidation amount of the preferred securities. Because the proceeds from the sale of the preferred securities will be used to purchase the junior subordinated debentures issued by us, the agency agreement provides that we will pay to Popular Securities, Inc. as compensation for acting as placement agent a commission of 0.25% of the liquidation amount per preferred security, or $250,000 in the aggregate, which is equal to      % of the initial public offering price of the preferred securities.

      The following table shows the per preferred securities and total commissions to be paid to the placement agent as well as the proceeds received by us from the offering, before deducting expenses:

	Per Preferred Security	Total

Public offering price	$	$
Placement agent’s commission	$	$
Proceeds to the trust (before expenses)	$	$

      The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker-dealer in connection with the sale of our securities that are registered pursuant to the registration statement of which this prospectus is a part will not be greater than 8%.

      Excluding underwriting discounts and commissions, we estimate that the total expenses of this offering payable by us, which is comprised primarily of legal, accounting, trustees’ fees and printing fees, will be approximately $362,590.

      The agency agreement provides that the obligation of the Puerto Rico Conservation Trust to purchase the preferred securities is subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, legal opinions and letters from us and the trust, our counsel and our independent auditors.

      Pursuant to the agency agreement, we will agree to indemnify and hold harmless the placement agent and the underwriters for the CT Notes and their respective directors, officers, employees and agents from and against any and all losses, claims, damages or liabilities arising from (i) any untrue statement or alleged untrue statement made by the us in the agency agreement, (ii) any untrue statement or alleged untrue statement of any material fact contained in this registration statement or prospectus or in certain portions of the offering circular of the Puerto Rico Conservation Trust attached to this prospectus (iii) the omission or alleged omission to state a material fact in this registration statement or prospectus in certain portions of the Puerto Rico Conservation Trust offering circular.

      As described in the offering circular of the Puerto Rico Conservation Trust, dated                               , 2003, to which this prospectus is attached, the Puerto Rico Conservation Trust will obtain the funds to purchase the preferred securities from the sale to the public of the CT Notes. The sale of the preferred securities to the Puerto Rico Conservation Trust is for the purpose of collateralizing the CT Notes and the preferred securities will be the sole source of payment on the CT Notes. The CT Notes will be payable solely from amounts payable by us on the preferred securities and the preferred securities will be pledged as collateral to the trustee of the CT Notes. Purchasers of the CT Notes will acquire an indirect interest in the preferred securities pursuant to the terms of the CT Notes and, under certain circumstances, may acquire direct interests in the preferred securities. Under the trust agreement for the CT Notes, the Puerto Rico Conservation Trust Fund and the trustee for the CT Notes have assigned to the holders of the CT Notes their rights against Trust III and R&G Financial Corporation and the underwriters of the CT Notes under the U.S. federal and applicable state securities laws with respect to the preferred securities. Accordingly, purchasers of the CT Notes may proceed directly against Trust III and R&G Financial Corporation and the underwriters of the CT Notes to enforce those rights without first proceeding against the Puerto Rico Conservation Trust Fund, the trustee for the CT Notes or any other entity. We and the underwriters of the CT Notes have acknowledged the existence of such assignment and agreed not to contest its enforceability.

      Under the trust agreement for the CT Notes, to the extent that a holder of CT Notes has obtained, through an action brought under federal or state securities laws in respect of the preferred securities, a final judgment or decree which provides such holder with a right of rescission with respect to such preferred securities, the trustee, upon due presentment of the final judgment or decree, shall make demand upon us and Trust III for the principal amount underlying such preferred securities. Upon receipt of such funds, the trustee shall return the preferred securities to Trust III and redeem the like principal amount of CT Notes of such holder. Upon presentment by such holder of the CT Notes so redeemed, the trustee will provide the holder with the principal therefore.

      We are offering these preferred securities ultimately to the purchasers of the CT Notes offered simultaneously herewith. The CT Notes are being offered simultaneously to investors through Popular Securities, Inc., R-G Investments Corporation, Santander Securities and UBS Financial Services Incorporated of Puerto Rico, as underwriters of those underlying CT Notes. As a result, each of Popular Securities, Inc., R-G Investments Corporation, Santander Securities and UBS Financial Services Incorporated of Puerto Rico is considered for securities law purposes to be a statutory underwriter within the meaning of the Securities Act of 1933 with respect to initial sales of the preferred securities and the CT Notes.

      We have authorized the underwriters referred to above to deliver a copy of this prospectus relating to the preferred securities offered hereby to purchasers of the CT Notes. This prospectus relates only to R&G Financial, Trust III and the preferred securities and do not relate to the CT Notes. You should rely only on this prospectus for a description of R&G Financial and the preferred securities.

      We have not been involved in the preparation of the offering circular relating to the offering and sale of the CT Notes. We are not partners or joint venturers or in any similar relationship with the Puerto Rico Conservation Trust. Accordingly, we are not assuming any responsibility for or any liability or obligations with respect to the Puerto Rico Conservation Trust, the CT Notes, or the offering circular of the CT Notes.

      We reserve the right to withdraw, cancel or modify the offer made by this prospectus without notice.

      The preferred securities are new issues of securities with no established trading market. We do not intend to list the preferred securities for trading on any securities exchange or quotation system. We do not expect that there will be any secondary market for the preferred securities.

      The placement agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended.

      The placement agent and its affiliates have from time to time been customers of, engaged in transactions with, or performed services for, R&G Financial and its subsidiaries in the ordinary course of business. Such persons may continue to do business with R&G Financial in the future.

      Because the National Association of Securities Dealers, Inc. may view the preferred securities as interests in a direct participation program, this offering will be made in compliance with the applicable provisions of Rule 2810 of the Conduct Rules of the National Association of Securities Dealers, Inc.

      The underwriters and any dealers utilized in the sale of the CT Notes may not confirm sales of the CT Notes to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

LEGAL MATTERS

      Legal matters for us and the trust involving federal and New York law will be passed upon by Patton Boggs LLP, Washington D.C. Legal matters for us and the trust involving Puerto Rico law will be passed upon by Quilichini, Oliver & Medina, San Juan, Puerto Rico. Legal matters for the placement agent will be passed upon by Pietrantoni Mendez and Alvarez LLP. Patton Boggs LLP and Pietrantoni Mendez and Alvarez LLP will rely on the opinion of Richards, Layton & Finger, P.A., Wilmington, Delaware as to matters of Delaware law applicable to the trust. As of the date of this prospectus, certain members of Patton Boggs LLP owned in the aggregate approximately 13,000 shares of our common stock.

EXPERTS

      The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of R&G Financial Corporation for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN GET MORE INFORMATION

      This prospectus is a part of a Registration Statement on Form S-3 filed by us and the trust with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the preferred securities, the junior subordinated debentures and the guarantee. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Securities and Exchange Commission.

      We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also inspect and copy these materials a the public reference facilities of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information.

      We “incorporate by reference” into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the Securities and Exchange Commission will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 dated March 31, 2003.

2.	(a) Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2003 dated May 15, 2003 and the quarter ended June 30, 2003 dated August 14, 2003.

(b)	Our Current Reports on Form 8-K filed on January 22, 2003 (with respect to our fourth quarter earnings release), March 31, 2003 (with respect to the officers’ certification of the Form 10-K), April 21, 2003 (with respect to our first quarter earnings release), May 1, 2003 (with respect to our first quarter dividend) and July 17, 2003 (with respect to our second quarter earnings).

      The Securities and Exchange Commission file number for each of these documents is 001-31381. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address: 280 Jésus T. Piñero, San Juan, Puerto Rico 00918 (787) 758-2424.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

SEC registration fee	$8,090
NASD fee	$20,500
Legal fees and expenses	$200,000	*
Trustees’ fees and expenses	$19,000
Accounting fees and expenses	$50,000	*
Printing expenses	$50,000	*
Miscellaneous expenses	$15,000	*

Total	$362,590	*

*	Estimate

Item 15.     Indemnification of Directors and Officers

      Article VI of the Registrant’s Bylaws provide as follows:

      6.1     Indemnification.

      (a) The Company shall indemnify, to the fullest extent authorized by the General Corporation Law of the Commonwealth of Puerto Rico, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the written request of the Company as a director, officer, employer or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a matter he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Company shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without our prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without our prior written consent. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or our equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

      (b) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in our favor by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the written request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which such court shall deem proper.

      (c) To the extent that a director, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.1(a) or Section 6.1(b)

of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

      (d) Any indemnification under Section 6.1(a) or Section 6.1(b) of this Article VI (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by our Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

      (e) The Company shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding initiated by any person seeking indemnification under this Article VI without our prior written consent.

      6.2     Advancement of Expenses. Reasonable expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding described in Section 6.1 may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by our Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article VI.

      6.3     Other Rights and Remedies. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      6.4     Insurance. By action of our Board of Directors, notwithstanding any interest of the directors in the action, the Company may purchase and maintain insurance, in such amounts as our Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the written request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or would be required to indemnify him against such liability under the provisions of this Article VI or of the General Corporation Law of the Commonwealth of Puerto Rico, or of the laws of any other State or political dependency of the United States or foreign country as may be applicable.

      6.5     Modification. The duties of the Company to indemnify and to advance expenses to a director, officer, employee or agent provided in this Article VI shall be in the nature of a contract between the Company and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

      An unofficial English translation of Article 4.08 of the General Corporation Law of 1996 of the Commonwealth of Puerto Rico provides:

A. A corporation may indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that said person was or is a director, officer employee, or agent of the corporation, or was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification may include expenses reasonably incurred, including attorneys’ fees, awards or judgments, fines and amounts paid in settlement of such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any legal action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, that the person did not have reasonable cause to believe that his conduct was unlawful.

B. A corporation may indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to protect the interests of the corporation to procure a judgment in our favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification may include expenses reasonably incurred, including attorneys’ fees, in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interests of the corporation. No indemnification shall be made in respect of any claim, matter or issue as to which such person shall have been adjudged to be liable to the corporation unless, upon application therefor, the court in which such action or suit was brought shall determine that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper, and only to the extent to which said court shall determine.

C. To the extent that a director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections A and B or in defense of any claim, matter or issue related thereto, he shall be indemnified against expenses reasonably incurred by him (including attorneys’ fees) by reason of such action, suit or proceeding.

D. Any indemnification under subsections A and B (except that ordered by a court) shall be made by the corporation, only as authorized in the specific case, upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections A and B of this article. Such determination shall be made:

1. by our Board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, even if said directors constitute less than a quorum; or

2. if there shall not be any such directors, or if such directors shall so determine by an independent legal counsel in a written opinion to such effect; or

3. by the stockholders.

E. Prior to the final disposition of such action, suit or proceeding, the corporation may pay in advance expenses incurred by an officer or director defending a civil or criminal action, suit or proceeding. Upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to such indemnification by the corporation, as authorized in this Article. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as our Board of directors deems convenient.

F. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement (of expenses) may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office.

G. Every corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

H. For purposes of this Article, “the corporation” shall be deemed to include, in addition to the resulting corporations, any corporation which is a party to any consolidation or merger that is absorbed in a consolidation or merger which, if its separate legal existence had continued, would have had the power and authority to indemnify our directors, officers, and employees or agents. So that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer or employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate legal existence had continued.

I. For purposes of this Article, the term “other enterprises” shall include employee benefit plans. The term “fines” shall include any taxes assessed on a person with respect to any benefit or employee plan. The term “serving at the request of the corporation” shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee pension plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee pension plan shall further be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article.

Item 16.     Exhibits

Exhibit No.	Description

1.0	Form of Agency Agreement*
4.1	Form of Indenture of Registrant relating to the Junior Subordinated Debentures*
4.2	Form of Certificate of Junior Subordinated Debenture (included as Exhibit A to Exhibit 4.1)*
4.3	Certificate of Trust of R&G Capital Trust III*
4.4	Form of Declaration of Trust of R&G Capital Trust III*
4.5	Form of Amended and Restated Declaration of Trust for R&G Capital Trust III*
4.6	Form of Preferred Security Certificate for R&G Capital Trust III (included as Exhibit C to Exhibit 4.5)*
4.7	Form of Preferred Securities Guarantee Agreement of R&G Capital Trust III*
5.1	Opinion of Patton Boggs LLP as to matters involving federal and New York law with respect to the Junior Subordinated Debentures and Guarantee issued by R&G Financial Corporation*
5.2	Opinion of Richards, Layton & Finger, P.A. as to the legality of the Preferred Securities to be issued by R&G Capital Trust III*
5.3	Opinion of Quilichini, Oliver & Medina as to matters of Puerto Rico law with respect to the Junior Subordinated Debentures and Guarantee issued by R&G Financial Corporation*
8.1	Opinion of Patton Boggs LLP regarding tax matters*
12.1	Statement re: Computation of Ratios*
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1)*
23.3	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2)*
23.4	Consent of Quilichini, Oliver & Medina (included in Exhibit 5.3)*
24	Power of Attorney of certain officers, directors and trustees of R&G Financial Corporation and R&G Capital Trust III, respectively (included on the signature page to the Registration Statement)*
25.1	Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Indenture of R&G Capital Trust III*
25.2	Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Declaration of Trust of R&G Capital Trust III*
25.3	Form T-1 Statement of Eligibility of Wilmington Trust Company under the Guarantee Agreement for the benefit of the holders of the Preferred Securities*

*	Previously filed.

Item 17.     Undertakings

      Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of a Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each undersigned Registrant pursuant to the provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each undersigned Registrant of expenses incurred or paid by a director, officer of controlling person of each Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

      For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico on the 30th day of September, 2003.

R&G FINANCIAL CORPORATION

By:	/s/ VICTOR J. GALÁN

Victor J. Galán
Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ VICTOR J. GALÁN Victor J. Galán	Chairman of the Board, and Chief Executive Officer (principal executive officer)	September 30, 2003

/s/ RAMON PRATS Ramon Prats	President and Vice Chairman of the Board	September 30, 2003

/s/ JOSEPH R. SANDOVAL Joseph R. Sandoval	Executive Vice President and Chief Financial Officer (Principal financial and accounting officer)	September 30, 2003

/s/ ANA M. ARMENDARIZ* Ana M. Armendariz	Director and Treasurer	September 30, 2003

/s/ ENRIQUE UMPIERRE-SUAREZ* Enrique Umpierre-Suarez	Director and Secretary	September 30, 2003

/s/ VICTOR L. GALAN FUNDORA* Victor L. Galan Fundora	Director	September 30, 2003

/s/ LAURENO CARUS ABARCA* Laureno Carus Abarca	Director	September 30, 2003

/s/ EDUARDO MCCORMACK* Eduardo McCormack	Director	September 30, 2003

/s/ GILBERTO RIVERA-ARREAGA* Gilberto Rivera-Arreaga	Director	September 30, 2003

/s/ BENIGNO R. FERNANDEZ* Benigno R. Fernandez	Director	September 30, 2003

/s/ ILEANA M. CARLO* Ileana M. Carlo	Director	September 30, 2003

/s/ ROBERTO GORBEA* Roberto Gorbea	Director	September 30, 2003

Name	Title	Date

Rafael Nia	Director

*	By Joseph R. Sandoval pursuant to a power of attorney.

      Pursuant to the requirements of the Securities Act of 1933, R&G Capital Trust III certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 30th day of September, 2003.

R&G CAPITAL TRUST III

By:	/s/ VICTOR J. GALÁN

Victor J. Galan,
as Administrative Trustee

By:	/s/ JOSEPH R. SANDOVAL

Joseph R. Sandoval,
as Administrative Trustee

EXHIBIT INDEX

Exhibit
Number	Description

1.0	Form of Agency Agreement*
4.1	Form of Indenture of Registrant relating to the Junior Subordinated Debentures*
4.2	Form of Certificate of Junior Subordinated Debenture (included as Exhibit A to Exhibit 4.1)*
4.3	Certificate of Trust of R&G Capital Trust III*
4.4	Form of Declaration of Trust of R&G Capital Trust III*
4.5	Form of Amended and Restated Declaration of Trust for R&G Capital Trust III*
4.6	Form of Preferred Security Certificate for R&G Capital Trust III (included as Exhibit C to Exhibit 4.5)*
4.7	Form of Preferred Securities Guarantee Agreement of R&G Capital Trust III*
5.1	Opinion of Patton Boggs LLP as to matters involving federal and New York law with respect to the Junior Subordinated Debenture and Guarantee issued by R&G Financial Corporation*
5.2	Opinion of Richards, Layton & Finger, P.A. as to the legality of the Preferred Securities to be issued by R&G Capital Trust III*
5.3	Opinion of Quilichini, Oliver & Medina as to matters of Puerto Rico law with respect to the Junior Subordinated Debentures and Guarantee issued by R&G Financial Corporation*
8.1	Opinion of Patton Boggs LLP as to tax matters*
12.1	Statement re: Computation of Ratios*
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1)*
23.3	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2)*
23.4	Consent of Quilichini, Oliver & Medina (included in Exhibit 5.3)*
24	Power of Attorney of certain officers, directors and trustees of R&G Financial Corporation and R&G Capital Trust III, respectively (located on the signature pages to the Registration Statement)*
25.1	Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Indenture of R&G Capital Trust III*
25.2	Form T-1 Statement of Eligibility of Wilmington Trust Company to act as trustee under the Declaration of Trust of R&G Capital Trust III*
25.3	Form T-1 Statement of Eligibility of Wilmington Trust Company under the Guarantee Agreement for the benefit of the holders of the Preferred Securities*

*	Previously filed.